Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

AMERICAN FOUNDERS FINANCIAL CORPORATION

AND

SAGICOR USA, INC.

DATED AS OF JUNE 1, 2005

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 1, 2005, is entered into by and between AMERICAN FOUNDERS FINANCIAL CORPORATION, an Arizona corporation (“Seller”), SAGICOR USA, INC., a Delaware corporation (“Buyer”), and, for the limited purpose of fully guaranteeing the performance, payment and all other obligations of Seller contemplated by this Agreement, VESTA FIRE INSURANCE CORPORATION, an Illinois corporation (“Vesta Fire”), and, for the limited purpose of fully guaranteeing the performance, payment and all other obligations of Buyer contemplated by this Agreement, SAGICOR LIFE INC. (BARBADOS), a Barbados corporation (“SLIB”). Certain initially capitalized terms used herein are defined in Article 12.

RECITALS

A. Seller owns, beneficially and of record, all of the issued and outstanding shares of the capital stock of Laurel Life Insurance Company, a Texas insurance corporation (“Laurel”), and Laurel owns, beneficially and of record, all of the issued and outstanding shares of the capital stock of American Founders Life Insurance Corporation, a Texas insurance corporation (“AFL” together with Laurel, the “Insurance Companies”); and

B. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of the capital stock of Laurel (the “Shares”) and the Surplus Debentures (defined in Section 12), on the terms and subject to the conditions set forth in the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants, agreements, promises and conditions contained herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

SALE AND PURCHASE OF SHARES; EXCLUDED ASSETS

Section 1.1 Shares. On the terms and subject to the conditions set forth in this Agreement, at Closing, Seller agrees to sell, transfer and assign the Shares and the Surplus Debentures to Buyer, and Buyer agrees to purchase the Shares and the Surplus Debentures from Seller, free and clear of all Liens (the “Share Purchase”).

Section 1.2 Purchase Price. In consideration for the sale by Seller to Buyer of the Shares and the Surplus Debentures, Buyer shall pay to Seller on the Closing Date an aggregate purchase price (the “Purchase Price”) equal to the Fifty Eight Million Dollars ($58,000,000) (a) plus the amount by which AFL’s capital and surplus reflected on AFL’s SAP Statement most recently filed with the Texas Department of Insurance prior to the Closing Date exceeds $31,637,770, or (b) minus the amount by which AFL’s capital and surplus reflected on AFL’s SAP Statement most recently filed with the Texas Department of Insurance prior to the Closing Date is less than $31,637,770.

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Section 1.3 Payment of Purchase Price. The Purchase Price for the Shares shall be paid by Buyer to Seller on the Closing Date by delivering: (a) a wire transfer of immediately available funds in the amount of Fifteen Million Dollars ($15,000,000) (the “Escrowed Closing Payment”) to the escrow account provided for in the escrow agreement attached as Exhibit 1.3 (the “Escrow Agreement”); and (b) a wire transfer of immediately available funds in the amount of Forty Three Million Dollars ($43,000,000) (the “Cash Closing Payment”) to an account designated by Seller prior to the Closing.

Section 1.4 Transfer Taxes and Fees. Seller shall pay all Taxes charged to grantors, transferors or assignors under applicable Law in connection with the transactions provided for herein, together with all other transfer, sales, recording and filing fees resulting from the transfer of the Shares to Buyer.

ARTICLE 2

CLOSING

Section 2.1 Time and Place of Closing. The closing of the Share Purchase and the transactions provided for in this Agreement (the “Closing”) shall take place no later than the last day of the month after all conditions to closing have been fully performed or satisfied (or waived) by the respective parties (the “Closing Date”), or at such other time as the parties may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, or such other place as may be mutually agreed upon by the parties.

Section 2.2 Closing Obligations.

(a) At Closing, Seller will deliver to Buyer:

(i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer or its designee, free of all encumbrances;

(ii) The officer’s certificate described in Section 7.1(c) of this Agreement, duly executed by an authorized officer of Seller;

(iii) Copies of (x) the resolutions of the board of directors of Vesta Insurance Group, Inc., Vesta Fire and Seller and the shareholder of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the other documents provided for herein, and the consummation of the transactions provided for herein and therein and (y) the charter and bylaws of Seller, certified by the Secretary of Seller as being true, correct and complete as of the Closing Date;

(iv) The Surplus Debentures, together with an assignments thereof to Buyer, duly executed by an authorized officer of Seller.

(v) Resignations of all directors and officers of AFL and Laurel who are not employees of AFL as of the date of this Agreement;

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(vi) Termination with respect to the Insurance Companies of Vesta Insurance Group, Inc.’s consolidated tax allocation agreement disclosed at Section 3.12(p);

(vii) The third-party waivers or consents listed on Schedule 3.6;

(viii) The SAP Statements for any quarterly period ending more than 45 days prior to the Closing Date;

(ix) The Escrow Agreement and any other Ancillary Agreements contemplated by the parties in connection with this transaction to which Seller is a party; and

(x) Such other documents or approvals as Seller deems reasonably necessary or as Buyer may reasonably request for the purposes of consummating or facilitating the consummation or performance of any of the transactions provided for herein or contemplated hereby.

(b) At Closing, Buyer will deliver to Seller:

(i) The Cash Closing Payment;

(ii) The officer’s certificate described in Section 6.1(c) of this Agreement, duly executed by an authorized officer of Buyer;

(iii) Copies of (x) the resolutions of the board of directors of SLIB and Buyer and the shareholders of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the other documents provided for herein, and the consummation of the transactions provided for herein and therein and (y) the charter and bylaws of Buyer, certified by the Secretary of Buyer as being true, correct and complete as of the Closing Date; and

(iv) The Escrow Agreement and any other Ancillary Agreements contemplated by the parties in connection with this transaction to which Buyer is a party;

(v) Such other documents as Seller may reasonably request for the purposes of facilitating the consummation or performance of any of the transactions provided for herein or contemplated hereby.

(c) At Closing, Buyer will deliver the Escrowed Closing Payment to the escrow account pursuant to the terms of the Escrow Agreement.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Standing; Corporate Power; Minute Books.

(a) Each of Seller and Insurance Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to conduct its business as currently conducted and to own, lease and operate all its properties and assets in the manner currently operated by it. Each of Seller and the Insurance Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such qualification or licensing necessary, except to the extent that failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) The minute books of the Insurance Companies have previously been made available to Buyer and accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders and of the boards of directors (including all committees thereof) of the Insurance Companies. The stock certificate books and the stock record books of the Insurance Companies that have previously been made available to Buyer constitute all of the stock ownership records of the Insurance Companies. Each of the Insurance Companies is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. Seller has previously made available to Buyer true and complete copies of the Articles of Incorporation and By-Laws of the Insurance Companies.

Section 3.2 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller and the Insurance Companies has full corporate power and authority to execute and deliver each of the Ancillary Agreements to which it is a party and to perform its obligations thereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of Seller and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. The execution and delivery by each of Seller and the Insurance Companies of the Ancillary Agreements to be executed by it and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite corporate action of Seller or the Insurance Companies, as applicable, and no other acts or proceedings on the part of Seller or the Insurance Companies, as applicable, are necessary to authorize the execution, delivery and performance of the Ancillary Agreements to which each of Seller or the Insurance Companies is a party or to consummate the transactions contemplated thereby. This Agreement constitutes a legal, valid and binding obligation of Seller, and is and will be enforceable against Seller in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) for the limitations

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imposed by general principles of equity. The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.2 are hereinafter referred to as the “Enforceability Exceptions.” As of the Closing Date, assuming the due authorization and execution of each of the Ancillary Agreements to which Seller or the Insurance Companies is a party, each such Ancillary Agreement will constitute a legal, valid and binding obligation of Seller or the Insurance Companies, as applicable, and will be enforceable against Seller or the Insurance Companies, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 Governmental Consents and Approvals. Except as set forth in Schedule 3.3 hereto, no consent, approval, authorization, ruling, order of, notice to, or registration or filings with, any Governmental Entity, is required on the part of Seller or the Insurance Companies in connection with (i) the execution and delivery by Seller of this Agreement, (ii) the execution and delivery by each of Seller or the Insurance Companies of the Ancillary Agreements, or (iii) the consummation by Seller or the Insurance Companies of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Stock Ownership; Subsidiaries.

(a) The authorized capital stock of Laurel consists solely of 1,400,000 shares of Common Stock, of which 700,000 shares are issued and outstanding. The issued and outstanding shares of capital stock described in the preceding sentence constitute the Shares. Seller owns beneficially and of record all of the Shares and Surplus Debentures, free of any Lien or Stock Restriction of any kind or character whatsoever. The Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.3. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller or the Insurance Companies is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, Laurel, and there are no equity securities of Laurel reserved for issuance for any purpose, nor is there any agreement providing for an amendment to Laurel’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Laurel. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Laurel. There are no restrictions on the ability of Laurel after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.

(b) The authorized capital stock of AFL consists solely of 4,000,000 shares of Common Stock, of which 2,000,000 shares are issued and outstanding (the “AFL Shares”). Laurel owns beneficially and of record 2,000,000 of the AFL Shares, free of any Lien or Stock Restriction of any kind or character whatsoever. The AFL Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.3. All of the AFL Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller or the

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Insurance Companies is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, AFL, and there are no equity securities of AFL reserved for issuance for any purpose, nor is there any agreement providing for an amendment to AFL’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to AFL. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of AFL. There are no restrictions on the ability of AFL after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.

(c) Except for AFL, Laurel does not own, directly or indirectly, any Subsidiaries, and except for portfolio investments made in the ordinary course of business consistent with past practices, there are no corporations, partnerships or other entities or Persons in which the Insurance Companies own, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

Section 3.5 Actions Pending. Except as set forth on Schedule 3.5:

(a) There are no Actions pending against the Insurance Companies, their respective businesses, properties or Assets (including investment assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of any of the Insurance Companies;

(b) To the Knowledge of Seller, there are no Actions or series of related Actions threatened against the Insurance Companies, their respective businesses, properties or Assets (including investment assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of the Insurance Companies that could reasonably be expected to have an adverse effect or series of related adverse effects on the business, Assets, liabilities, condition (financial or otherwise) or results of operations of the Insurance Companies; and

(c) There is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Seller or the Insurance Companies or any of their respective properties or Assets which (i) restricts the ability of any of the Insurance Companies to conduct its business in the ordinary course of business consistent with past practices or (ii) has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6 No Conflict or Violation. Except as set forth on Schedule 3.6, the execution, delivery and performance by Seller of this Agreement do not, and the execution, delivery and performance by Seller or any of the Insurance Companies of the Ancillary Agreements to which it is a party will not, and the consummation by Seller or any of the Insurance Companies of the transactions contemplated by this Agreement and by such Ancillary Agreements in accordance with the terms and conditions hereof and thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Seller or any of the Insurance Companies; (ii) result in the creation of any Lien on any of the Shares or the Surplus Debentures or on any of the Assets or properties of the Insurance Companies; (iii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, result in the breach of the terms and

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conditions or cause an impairment of any Insurance License of the Insurance Companies; (iv) require the consent or other action by any Person under, violate or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate or cancel, or constitute (with or without notice or lapse of time, or both) a default under, any Material Contract to which Seller or any of the Insurance Companies is a party or by or to which Seller or the Insurance Companies or any of their respective Assets or properties is subject; (v) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity or arbitrator with respect to Seller or any of the Insurance Companies; or (vi) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate any Law.

Section 3.7 Licenses and Permits. Each of the Insurance Companies has all Permits necessary to engage in the life insurance and annuities lines of business in each jurisdiction set forth on Schedule 3.7(a) (collectively, the “Insurance Licenses”). Each of the Insurance Companies has all other Permits necessary to conduct their businesses in the manner and in the areas in which it is conducting its businesses, which Permits are set forth on Schedule 3.7(a). Seller has delivered to Buyer true, correct and complete copies of all Insurance Licenses and all other material Permits held by the Insurance Companies (and, at the Closing, Seller will deliver, as part of the books and records, the originals or certified copies of all Insurance Licenses and all other Permits held by the Insurance Companies). Neither of the Insurance Companies has transacted any insurance business in any jurisdiction requiring it to have an Insurance License or other Permit therefor in which it did not possess such Permit. All such Insurance Licenses and other Permits are in full force and effect without suspension, revocation, restriction, amendment or nonrenewal, and there are no pending or, to the Knowledge of Seller, threatened suits or proceedings with respect to the suspension, revocation, restriction, amendment or nonrenewal of any Insurance License or other Permit, and, to the Knowledge of Seller, no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any such Insurance License or other Permit has occurred.

Section 3.8 Contracts.

(a) Schedule 3.8(a) contains a true and complete list of all the following contracts currently in force or terminated but pursuant to which any of the Insurance Companies continues to have liabilities or receive benefits, in each case excluding Insurance Contracts, to which either of the Insurance Companies is a party or by which any Assets of the Insurance Companies are bound, as such contracts may have been amended to the date hereof (collectively, the “Material Contracts”):

(i) all contracts with any present or former officer, director or trustee of the Insurance Companies (including, but not limited to, employment contracts and contracts evidencing loans or advances to any such Person or any Affiliate of such Person);

(ii) all contracts with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (A) limiting the ability of the Insurance Companies to engage in any line of business, to sell any products or services,

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to compete with any Person in any geographical area, to do business with any Person or in any location or to employ any Person or (B) limiting the ability of any Person to compete with, or obtain or provide products or services from or to the Insurance Companies in any line of business or in any geographical area;

(iii) (A) all contracts relating to the borrowing of money by the Insurance Companies (other than any the Surplus Debentures and intercompany obligations created in the ordinary course of business) or the direct or indirect guarantee by the Insurance Companies of any obligation of any Person for borrowed money or other financial obligation of any Person or other liability of the Insurance Companies in respect of indebtedness for borrowed money or other financial obligations of any Person, including, but not limited to, lines of credit or similar facilities and (B) any contract involving the deferred purchase price of property in excess of $10,000;

(iv) all contracts (other than Insurance Contracts) with any person containing any provisions or covenant relating to the indemnification or holding harmless by the Insurance Companies which have had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v) all contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) of any Assets of the Insurance Companies other than in the ordinary course of business, or for the grant to any person of any preferential rights to purchase or use any Assets of the Insurance Companies other than, in the case of each of the foregoing, any contracts for the sale of investment assets in the ordinary course of business;

(vi) any partnership, joint venture, joint marketing, strategic alliance or similar contracts;

(vii) any form of contract that any of the Insurance Companies has entered into with a Producer, provided that all contracts entered into with Producers are materially comparable to the forms of Producer contracts set forth on Schedule 3.23;

(viii) any contract for the provision of any administrative services with respect to any Insurance Contract, including any such contracts with third party administrators or managing general agents;

(ix) all outstanding powers of attorney or similar delegations of authority of the Insurance Companies;

(x) all contracts relating to the acquisition by the Insurance Companies of any operating business or the capital stock of any other Person entered into on or after January 1, 2000;

(xi) all contracts under which either of the Insurance Companies has made advances or loans to any other Person other than (1) the Surplus Debentures and intercompany obligations created in the ordinary course of business and (2) mortgage loans generated in the ordinary course of business;

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(xii) all contracts providing for severance, retention, change of control or other similar payments; and

(xiii) all other contracts (other than (i) contracts regarding the purchase or sale of investment assets entered into in the ordinary course of business, (ii) contracts otherwise required to be set forth on Schedule 3.8(a) with respect to Sections 3.8(i) through (xii) or Schedule 3.23 and (iii) other contracts which are expressly excluded under any other subsection of this Section 3.8) that (A) involve or are reasonably likely to involve the payment pursuant to the terms of such contracts by or to the Insurance Companies of $10,000 or more within any 12 month period or $100,000 in the aggregate during the terms of such contracts and are not terminable on 30 days or less notice without the payment of any penalty by, or any other material adverse consequence to, the Insurance Companies, or (B) are otherwise material to the business of the Insurance Companies.

(b) Each of the Material Contracts constitutes a legal, valid and binding obligation of each Insurance Company to the extent that it is party thereto, and, to the Knowledge of Seller, of each other Person that is a party thereto. Each of the Insurance Companies is not, and to the Knowledge of Seller, no other party to such Material Contract is, in material breach or default of any such Material Contract or, with or without notice or lapse of time or both, would be, in material breach or default of any such Material Contract. None of such Material Contracts have been terminated or threatened in writing to be terminated, except for those Material Contracts that terminate in the ordinary course.

(c) True and complete copies of each of the Material Contracts, including all amendments, supplements and modifications to each Material Contract, have been provided to Buyer. In the case of any Material Contract which is not written, Seller has provided to Buyer a written description of such Material Contract.

Section 3.9 Compliance with Law. Except as set forth on Schedule 3.9, to the Knowledge of Seller, each of the Insurance Companies has conducted its business in material compliance with all Law in each jurisdiction in which it has conducted its business and is in material compliance with the requirements of each applicable Governmental Entity to file reports, registrations, filings or submissions with respect to the conduct of its business in each such jurisdiction. Since January 1, 2002, neither Seller nor the Insurance Companies has received any written notice of any material violation of Law with respect to the Insurance Companies’ business.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a list of all patents and patent applications, registered trademarks and trademarks normally used by Seller or the Insurance Companies with a notice of trademark usage (whether federal, state, common law or otherwise), registered copyrights and software applications (other than commercially available off-the-shelf software applications which have not been modified as used in the business of the Insurance Companies except as permitted by the relevant license) owned by the Insurance Companies and licensed or otherwise used by or for the benefit of the Insurance Companies, to the extent such licenses or use are material or necessary to carry on the business of the Insurance Companies, as currently conducted, which list shall include the product names and the licensor or grantors of use.

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(b) The business and operations of the Insurance Companies as currently conducted do not infringe upon any Intellectual Property rights of any third party. There are no present infringement suits pending or, to the Knowledge of Seller, threatened infringements or violations by an third party with respect to any Intellectual Property that is owned by the Insurance Companies.

(c) Each of Seller and the Insurance Companies are subject to internal policies and practices regarding the protection of trade secrets and other confidential information and proprietary know-how, ideas and information used or necessary for the businesses of Seller and its Affiliates (including the Insurance Companies). Each Employee of Seller and the Insurance Companies is notified of such policies and has agreed to be bound by them. To the Knowledge of Seller, no Employee is in breach of any such policies.

(d) To the Knowledge of Seller, all computer programs owned by the Insurance Companies and all software that is not owned by the Insurance Companies is free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors, or problems in each case that would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

(e) The Insurance Companies have complied with and are in compliance with the terms of all privacy policies adopted by the Insurance Companies and applicable to personal, customer and other information received, processed or maintained by the Insurance Companies.

(f) Except for software used in the preparation of Tax Returns, there are no computer programs, software tools, data or databases owned by Seller or any Affiliate or Subsidiary of Seller (other than the Insurance Companies) which is used by, for or in support of, the business of the Insurance Companies.

Section 3.11 Financial Statements; Liabilities.

(a) Seller has previously made available to Buyer true, complete and correct copies of the statutory financial statements and all amendments thereto of the Insurance Companies as audited by PriceWaterhouseCoopers LLP and filed with the Texas Department of Insurance for the years ended December 31, 2004, 2003 and 2002 and the unaudited statutory financial statements as of and for the quarterly period ended March 31, 2005, together with all exhibits and schedules thereto (collectively, the “SAP Statements”). Each of the SAP Statements presents, in all material respects, the statutory financial condition of the Insurance Companies, at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis by the Insurance Companies throughout the periods indicated except as otherwise specifically noted therein.

(b) There are no liabilities or obligations of the Insurance Companies required to be reflected as liabilities in financial statements prepared in accordance with SAP other than (i) liabilities or obligations reflected or reserved against in the March 31, 2005 balance sheet

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included in the March 31, 2005 SAP Statements, not heretofore discharged, or (ii) policyholder benefits payable or other liabilities arising after March 31, 2005 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, none of which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. All reserve liabilities reflected in the SAP Statements (w) were determined in accordance with commonly accepted actuarial standards consistently applied except as noted therein, (x) were fairly stated in accordance with sound actuarial principles, (y) met the requirements of the insurance Laws of the state of domicile, and, in the aggregate, each other jurisdiction in which any of the Insurance Companies is licensed to write insurance and (z) reflected or will reflect, as applicable, the related reinsurance, coinsurance and other similar agreements of the Insurance Companies.

(c) The Insurance Companies have paid in full or established reserves reflected in the SAP Statements for all guaranty or other similar state governmental fund assessments required by any Governmental Entity to be paid by them prior to the date of this Agreement. As of the date of this Agreement and except as and to the extent paid prior to March 31, 2005 or reserved against in the SAP Statements, the Insurance Companies have not received any guaranty fund assessments.

Section 3.12 Taxes. Except as provided in Schedule 3.12:

(a) (i) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Insurance Companies have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Entity in the manner prescribed by Law; (ii) such Tax Returns are true, correct and complete in all material respects and will be true, correct and complete in all material respects for the periods covered thereby; (iii) Seller and the Insurance Companies have timely paid (or there has been paid on their behalf) all Taxes shown as due and payable on any such Tax Return or that are otherwise due and payable, in each case, in the manner prescribed by Law; (iv) no Liens (other than Permitted Liens) for Taxes on the Shares or the Insurance Companies’ assets exist; (v) neither Seller nor the Insurance Companies has requested nor is any of them currently the beneficiary of any extension of time within which to file any Tax Return; (vi) as of the date of the SAP Statements, to the extent that any material Tax liabilities and assessments have accrued but not yet become payable, such Tax liabilities and assessments have been reflected as liabilities in accordance with SAP on the SAP Statements and adequate reserves have been established for the payment thereof and no difference exists between the amount recorded on the SAP Statements and the amount of such Tax liability as determined by the appropriate Governmental Entity; (vii) no written claim has ever been made by a Governmental Entity in a jurisdiction where any of the Insurance Companies does not file Tax Returns that any of the Insurance Companies is or may be subject to taxation by that jurisdiction; (viii) there is no action, suit, investigation, audit, claim, administrative or court proceeding, or assessment (“Audits”) pending or, to Seller’s Knowledge, proposed or threatened with respect to Taxes of any of the Insurance Companies’ or Seller’s Consolidated Group; (ix) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns of the Seller’s Consolidated Group or the Insurance Companies have been paid in full; (x) except as required by applicable Law, since December 31, 2003, none of the Insurance Companies has: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax Claim or assessment, or (D) surrendered any right to claim a

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refund of any Taxes, in each case, to the extent such action would materially affect the Taxes or any Tax benefit of the Insurance Companies following the Closing Date; (xi) there are no Tax rulings, request for Tax rulings, or Closing Agreements relating to the Insurance Companies’ or Seller’s Consolidated Group which could affect Buyer’s (or any Affiliate thereof) or the Insurance Companies’ liability for Taxes for any period (or portion thereof) commencing after the Closing Date; (xii) none of the Insurance Companies (or any Person on behalf of the Insurance Companies): (A) has agreed to or is required to make any adjustments pursuant to Sections 481(a) or 807(f) of the Code (or any predecessor provision) or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by any such person, (B) has Knowledge that any Governmental Entity has proposed in writing any such adjustment or change in accounting method, or (C) has made any written application pending with any Governmental Entity requesting permission for any change in accounting method that relates to the business or operations of the Insurance Companies; (xiii) as a result of any agreement with a Governmental Entity, none of the Insurance Companies will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date; (xiv) no intercompany obligation (as described in Treas. Reg. § 1.1502-13(g)) between the Insurance Companies, on the one hand, and any other member of Seller’s Consolidated Group (including any of the Insurance Companies), on the other hand, will remain outstanding following the Closing and the Insurance Companies have not engaged in any transaction with Seller or any of its Affiliates which could result in the recognition of income by the Insurance Companies with respect to such transaction for any period ending on or after the Closing Date; (xv) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Insurance Companies; (xvi) no indebtedness of the Insurance Companies is “corporate acquisition indebtedness” within the meaning of Code Section 279(b); (xvii) no property of the Insurance Companies is property that the Insurance Companies or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168; (xviii) none of the Insurance Companies has (A) filed a consent pursuant to Code Section 341(f) or (B) agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Insurance Companies and (xix) except as disclosed in Schedule 3.12, none of the Insurance Companies has been at any time a partner or member of any entity that is classified as a partnership for U.S. Tax purposes, a joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(b) The Insurance Companies are members of an affiliated group of which Seller is a member, within the meaning of Section 1504(a) of the Code (the “Seller’s Consolidated Group”). The Insurance Companies became members of the Seller’s Consolidated Group beginning with the tax year beginning on January 1, 2003. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Insurance Companies being a member of Seller’s Consolidated Group, the Insurance Companies will not have as of the Closing Date any liability for Taxes of any other Person (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements), (iii) by operation of Law, or (iv) otherwise.

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(c) The Insurance Companies have complied (and until Closing will comply) with all Law relating to the payment and withholding of Taxes and each of them has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, foreign person, or other third party.

(d) Seller has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by or relating to Laurel or AFL (separate return included in consolidated returns) or the Seller’s Consolidated Group and all examination reports and other relevant written materials with respect to Audits (whether pending or concluded or, to Seller’s Knowledge, proposed or threatened) related to the three taxable years ending prior to the Closing Date.

(e) Neither of the Insurance Companies has engaged in any transaction that may result in the recognition of income by the Insurance Companies in any Tax period (or portion thereof) beginning after the Closing Date (including, but not limited to, transactions subject to Code Section 355).

(f) None of the Insurance Companies has executed any waiver or comparable consents regarding any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) None of the Insurance Companies (or Seller with respect to the Insurance Companies) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (without regard to any cumulative or aggregate effect), (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(h) The Insurance Companies each satisfy the definition of a “life insurance company” for purposes of the Code and all reinsurance contracts entered into by the Insurance Companies are insurance contracts for U.S. federal income tax purposes.

(i) The insurance reserves set forth in the Tax Returns filed by or including the Insurance Companies have been determined in all material respects in accordance with Section 807 or 846 of the Code, as applicable.

(j) To the Knowledge of Seller, with respect to reinsurance contracts to which any of the Insurance Companies is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(k) None of the Insurance Companies has any existing policyholder surplus accounts as defined in Code Section 815.

(l) All Insurance Contracts issued, assumed, modified, exchanged or sold by the Insurance Companies which are subject to Sections 101(f) or 7702 of the Code qualify (and have

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qualified since issuance) as “life insurance contracts” within the meaning of Sections 101(f) or 7702(a) of the Code, as applicable. No Life Insurance Contract issued, assumed, modified, exchanged or sold by the Insurance Companies is a “modified endowment contract” within the meaning of Section 7702A of the Code.

(m) To the Knowledge of Seller, all Annuity Contracts issued, assumed, modified, exchanged or sold by the Insurance Companies that are subject to Section 72(s) of the Code contain (and have contained since issuance) all of the necessary provisions of Section 72(s) of the Code and all Annuity Contracts that are represented as qualifying under Sections 130, 403(a), 403(b) or 408(b) of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code.

(n) All Life Insurance Contracts and Annuity Contracts marketed by the Insurance Companies, their agents, or any Person from which the Insurance Companies acquired such contract, as, or in connection with, plans that are intended to qualify under sections 401, 403, 408, or 457 of the Code (“Qualified Plans”) comply (and have complied since issuance) with the requirements of such sections. All Qualified Plans marketed or administered by the Insurance Companies are marketed and administered in compliance with relevant provisions of the Code.

(o) In providing record keeping and administrative services in the ordinary course with respect to customers’ Insurance Contracts whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any Life Insurance Contracts or Annuity Contracts issued, assumed, modified, exchanged or sold by the Insurance Companies as of the Closing Date, the Insurance Companies are in compliance with the applicable administrative requirements of the Code, including sections 72, 401(a), 401(k), 403(b), 408(k), 408(p), 457(b), 345, 647, 7702 and 7702A of the Code and the rules and regulations hereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA.

(p) Other than the Tax Sharing Agreement between the Insurance Companies and the Seller’s Consolidated Group, none of the Insurance Companies is a party to any Tax Sharing Agreement with any other person or entity. The total tax liability of the Insurance Companies under the Tax Sharing Agreement with the Seller’s Consolidated Group does not exceed $25,000.

Section 3.13 Employee Benefit Matters.

(a) Set forth in Schedule 3.13(a) is a complete and correct list of any retirement, pension, savings, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock compensation, welfare benefit, severance or termination, retiree medical, dental, life or disability insurance, supplemental retirement, or other material employee benefit plans, programs, or arrangements, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA (each, a “Plan,” and collectively, “Plans”) as to which Seller or the Insurance Companies has any liability for current or former employees or directors of the Insurance Companies (the “Covered Employees”). Seller has previously provided to Buyer a true and correct list of the Covered Employees, along with their current compensation, dates of hire and dates of termination, if applicable.

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(b) Set forth on Schedule 3.13(b) is a complete and correct list of all Plans covering the Covered Employees that are currently in effect. With respect to all such Plans, true and complete copies of all documents and summary plan descriptions relating to each Plan have heretofore been provided to Buyer. No Plans are maintained or sponsored by the Seller or Laurel.

(c) No liability under Subtitle C or D of Title IV of ERISA has been incurred and not satisfied, and no condition exists that presents a material risk that liability would be incurred by the Insurance Companies, with respect to any ongoing, frozen, or terminated Plan currently or formerly maintained or contributed to by the Insurance Companies, or any Person that would be now or at the applicable time considered a member of the Insurance Companies’ “controlled group” within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), and no withdrawal liability has been incurred and not satisfied under Subtitle E of Title IV of ERISA or is anticipated that could result in a liability to the Insurance Companies. No Notice of Reportable Event (within the meaning of Section 4043 of ERISA) has been filed or required to be filed for any Plan within the six years preceding the date of this Agreement. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Seller nor the Insurance Companies are entering into the transactions contemplated by this Agreement for the principal purpose of evading liability within the meaning of Section 4069 of ERISA.

(d) No Plan of an ERISA Affiliate has an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), and none of the Insurance Companies or any ERISA Affiliate has any outstanding funding waiver.

(e) Except as set forth on Schedule 3.13(a), none of the Insurance Companies has any formal plan or express or implied commitment to employ any Covered Employees or to create any Plan that would be maintained by them or to contribute to or participate in any Plan maintained by any ERISA Affiliate.

(f) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and to the Knowledge of Seller, no event or condition has occurred that would reasonably be expected to have an adverse effect on the qualified status of any such Plan. Each Plan complies in all material respects with its terms and with the requirements prescribed by any and all Law, including but not limited to the Code and ERISA.

(g) No liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Plan.

(h) None of Seller or the Insurance Companies, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor, to the Knowledge of Seller, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Seller, the Insurance Companies or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code with respect to any Plans.

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(i) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Covered Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the Employee or former employee or director of the Insurance Companies (or his beneficiary).

(j) None of the Insurance Companies (i) has made any payments, (ii) is obligated to make any payments, or (iii) is a party to any agreement, contract or arrangement that under certain circumstances could obligate it to make any payments that have resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(k) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Covered Employee to severance pay, unemployment compensation, retention pay or any other payment from the Insurance Companies, except as expressly provided in this Agreement, or (ii) except to the extent, if any, required by law, with respect to any Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code, accelerate the time of payment or vesting, or increase the amount of compensation from the Insurance Companies due to any such Covered Employee.

Section 3.14 No Brokers. Other than Sagent Advisors, Inc. and William Blair & Company, all the fees and expenses of which will be paid by Seller, no investment banker, broker, finder or other intermediary has acted directly or indirectly for Seller or the Insurance Companies or their Affiliates, and the Insurance Companies have not and will not incur any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

Section 3.15 Insurance Issued by the Insurance Companies.

(a) Since January 1, 2002, all benefits claimed by any Person under any Insurance Contract have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which any of the Insurance Companies reasonably believes that there is a reasonable basis to contest payment and is taking such action.

(b) Seller has made available to Buyer true, complete and correct copies of all underwriting manuals (including each amendment thereto) utilized by the Insurance Companies with respect to the Insurance Contracts. The underwriting standards utilized and rates and rating factors and criteria applied by the Insurance Companies with respect to the Insurance Contracts outstanding as of the date hereof conformed in all material respects to those contained in the Insurance Companies’ applicable underwriting manuals as in effect at the times such Insurance Contracts were underwritten and, with respect to any Insurance Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance, modified coinsurance or other similar contracts.

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(c) To the Knowledge of Seller: (i) each Producer, at the time such Producer solicited, negotiated, wrote, sold or produced business for the Insurance Companies, to the extent required by Law as then in effect, was duly and appropriately appointed by the Insurance Companies to act as a Producer for the Insurance Company and was duly and appropriately licensed as a Producer (for the type of business solicited, negotiated, written, sold or produced by such Producer), in each case, in the particular jurisdiction in which such Producer solicited, negotiated, wrote, sold or produced such business for the Insurance Companies; (ii) no such Producer violated any material term or provision of any Law as then in effect applicable to any aspect (including, but not limited to, the soliciting, negotiating, marketing, sale or production) of the Insurance Companies’ products; (iii) no such Producer has materially breached the terms of any agency or broker Contract with or for the benefit of the Insurance Companies (excluding engaging in “twisting” activities); and (iv) no Producer designated by any of the Insurance Companies as a General Agent has engaged in “twisting” activities.

(d) Each Insurance Contract policy or certificate form, as well as any related application form, written advertising material (including such material placed on any of the Insurance Companies’ websites) and rate or rule currently or previously marketed, filed or otherwise utilized by the Insurance Companies, the use or issuance of which requires filing or approval, has been appropriately filed and, if required, approved by the applicable Governmental Entities in each jurisdiction requiring such filing or approval. To the Knowledge of Seller, all such policies and certificates, forms, applications, advertising materials and rates or rules are or were, as applicable, in compliance with, and utilized in compliance with Law and within the scope of the approvals received therefor.

(e) No provision in any in-force Insurance Contract gives the holder thereof or any other Person the right to receive dividends, distributions or other benefits based on the revenue, earnings or profits of the Insurance Companies, except for traditional participating policies and charter policies. Neither of the Insurance Companies is a party to any agreement providing for the collection of insurance premiums payable to the Insurance Companies by any other Person other than agreements that allow the Producer to collect the initial premium payment in the form of a remittance made payable to the Insurance Companies.

(f) Since December 31, 2002, no customer or related group of customers, and no Producer, in either case which accounted for (i) one percent or more of the aggregate annuity considerations or deposits collected by the Insurance Companies during the 12 month period ended December 31, 2004 or during the years ended December 31, 2003 or 2002, or (ii) one percent or more of the aggregate reserves of the Insurance Companies under Annuity Contracts as reflected on the SAP Statements for the years ended December 31, 2004, 2003 or 2002, has or have at its or their initiative, terminated or threatened in writing to terminate its or their relationship with the Insurance Companies.

(g) The financial strength or claims-paying ability of (i) Laurel is rated “B” and (ii) AFL is rated “B,” in each case by A.M. Best Company, Inc. as of the date hereof.

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Section 3.16 Assets.

(a) Except for Assets disposed of since March 31, 2005 in the ordinary course of business or otherwise in accordance with the terms of this Agreement, the Insurance Companies have good and marketable title to all Assets that are disclosed or otherwise reflected in the March 31, 2005 SAP Statements and all Assets acquired thereafter, and all such Assets are owned by the Insurance Companies free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 3.16(b), with respect to investment assets disclosed or otherwise reflected in the March 31, 2005 SAP Statements or acquired thereafter:

(i) to the Knowledge of Seller, all are realizable in accordance with their terms except to the extent otherwise appropriately reflected as an impairment or an investment reserve in such SAP Statements;

(ii) there are no Payment Defaults, or to the Knowledge of Seller, any other defaults with respect to which the prospect of a Payment Default is reasonably likely (as used herein, “Payment Default” shall mean a default (or an event which, with notice or lapse of time or both, would constitute a default) in the payment on any of the bonds, notes, mortgages, debentures and other evidences of indebtedness that constitute investment assets);

(iii) Seller does not have any Knowledge of any pending or threatened bankruptcy, reorganization, insolvency, moratorium or similar event or proceeding by any issuer, guarantor or other Person responsible for making payment with respect to any such investment asset as of the date hereof; and

(iv) neither Seller, the Insurance Companies nor any Person on its or their behalf, has taken, or omitted to take, any action which would cause any such Investment Asset to be subject to any valid offset, defense or counterclaim against the right of the Insurance Companies to enforce the terms of such investment asset.

(c) As fully disclosed on Schedule 3.16(c), the Insurance Companies own, have a valid leasehold interest in or have a valid right under contract to use, all tangible personal property that is material to the conduct of their respective businesses, free and clear of all Liens, other than Permitted Liens.

(d) The Assets (other than Intellectual Property which is covered by Section 3.10) owned or leased by the Insurance Companies are sufficient for the Insurance Companies to conduct their business from and after the Closing without interruption and in the ordinary course of business as they are being conducted on the date hereof.

Section 3.17 Environmental Matters. Except as set forth on Schedule 3.17: (i) The Insurance Companies have operated their current and former businesses in compliance, in all material respects, with all applicable Environmental Laws and Permits required thereunder; (ii) there are no events, conditions or circumstances that would result in any action, claim or allegation by any Person against the Insurance Companies under applicable Environmental Laws or related to Hazardous Substances nor has Seller or the Insurance Companies received any

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notice that any of the Insurance Companies’ businesses or Assets is in material violation of any Environmental Laws or that any of the Insurance Companies is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Substances on, at or under any property; (iii) the Insurance Companies have not assumed or retained, contractually or by operation of law, from any Person any liability under Environmental Laws or related to Hazardous Substances; and (iv) Seller has made available to Buyer all environmental reports, assessments, audits or studies of the Insurance Companies in its possession or control.

Section 3.18 Regulatory Filings. Seller has made available for inspection by Buyer all reports, statements, documents, registrations, filings and submissions made by or with respect to the Insurance Companies with any Governmental Entity, and reports of examinations issued by any such Governmental Entity, since December 31, 2002, in addition to correspondence with the Florida Insurance Department regarding the suspension of new writings in the State of Florida. The Insurance Companies have timely filed, or caused to be timely filed, all material reports, statements, documents, registrations, filings, applications or submissions required to be filed by or on behalf of the Insurance Companies with any Governmental Entity in connection with the business conducted by the Insurance Companies, the Insurance Companies are acting in compliance in all material respects with all such reports, statements, documents, registrations, filings, applications and submissions, and all required regulatory approvals in respect thereof are in full force and effect. All such reports, statements, documents, registrations, filings, applications and submissions were in compliance in all material respects with Law when filed or as amended or supplemented and there were no material omissions therefrom, and no material deficiencies have been asserted by any Governmental Entity with respect to such reports, statements, documents, registrations, filings, applications or submissions that have not been satisfied.

Section 3.19 Real Property; Leases.

(a) Schedule 3.19(a) hereto sets forth a summary description of the real property owned by the Insurance Companies (the “Owned Real Property”) all of which is presently in material compliance with all Law relating to the use and operation of the Owned Real Property (including but not limited to building codes and zoning laws). All material Permits required by any Governmental Entity in order to own and operate the Owned Real Property have been obtained and are in full force and effect and the certificates of occupancy for the Owned Property permit its current uses in all material respects. The Insurance Companies have good and marketable fee title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b) Schedule 3.19(b) hereto sets forth a true and complete list and summary description of all real property leased by any of the Insurance Companies (the “Leased Real Property”), including whether any consent of the lessor or other third party is required to maintain the effectiveness of the Leases in connection with the transactions contemplated hereby. Seller has delivered to Buyer true, correct and complete copies of the Leases. All of such Leases are valid and in full force and effect in all material respects and all rents and additional rents and other material assessments due to date on each such Lease have been paid. Neither of the Insurance Companies is in default in any material respect under any of such

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Leases and, to the Knowledge of Seller, no lessor is in default under any of such Leases. No material waiver, indulgence or postponement of the obligations of any of the Insurance Companies under such Leases has been granted by the lessor, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by any of the Insurance Companies. To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default thereunder by any lessor. The Owned Real Property together with the Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Insurance Companies and which are necessary for the continued operation of the business of the Insurance Companies as it is now being conducted.

(c) The Insurance Companies enjoy peaceful and undisturbed possession in all material respects under all Leases, none of which contain any provisions that will materially impair or adversely affect its ability to continue to use the premises leased thereunder as it currently does, and (i) no notice of violation of any law, ordinance or administrative regulation (including any zoning or building law) has been received by Seller or the Insurance Companies with respect to any Leased Real Property or Owned Real Property and (ii) none of the Insurance Companies has received notice that any Lease will not be renewed upon its expiration date, or notice that such Lease will be renewed but upon terms and conditions which, taken as a whole, will differ in a material adverse manner from existing terms under such Lease. If the consents specified in Schedule 3.19(b) are obtained, the continuation, validity and effectiveness of such Leases under the current terms thereof will not be materially affected by the consummation of the transactions contemplated herein. The property leased or subleased by the Insurance Companies in respect of their respective businesses is in a state of reasonable maintenance and repair, ordinary wear and tear excepted. To the Knowledge of Seller, neither the whole nor any portion of any real property leased or subleased by the Insurance Companies in respect of their respective businesses is being condemned or otherwise taken by any public authority, nor, to the Knowledge of Seller, is any such condemnation or taking threatened or contemplated. Neither the whole nor any portion of any real property leased or subleased by the Insurance Companies in respect of their respective businesses has been damaged in any material respect or destroyed by fire or other casualty. All work required to be performed by the lessor at any premises leased or subleased by the Insurance Companies is materially complete.

Section 3.20 Conduct of Business; Absence of Certain Changes. Except as set forth on Schedule 3.20 or as permitted or contemplated by this Agreement, since March 31, 2005, (i) the Insurance Companies have conducted their respective businesses in the ordinary course of business consistent with past practices and the Insurance Companies have not taken any action that would have constituted a violation of Section 5.1, if Section 5.1 had applied since March 31, 2005 and (ii) the Insurance Companies have not experienced any event or occurrence outside the ordinary course of business which has or reasonably could be expected to have a Material Adverse Effect; provided, for purposes of clarity, that ordinary course of business events or occurrences include claims made on Insurance Contracts and changes in the value of investment assets of the Insurance Companies.

Section 3.21 Insurance Coverage. Schedule 3.21 sets forth a true, complete and correct list of insurance policies and fidelity bonds covering the Insurance Companies, including the amounts and coverages. All such policies and fidelity bonds are in full force and effect as of

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the date of this Agreement. Neither Seller nor the Insurance Companies nor any of their Affiliates are in default under any such policy or bond and, to the Knowledge of Seller, no other party to such policy or bond is in default thereof. There are no claims under such insurance policies as to which the insurers have denied liability.

Section 3.22 Market Conduct. To the Knowledge of Seller, neither Seller, the Insurance Companies nor the Producers have engaged in any Market Conduct Activities which violate Law or otherwise enable any third party to recover damages from the Insurance Companies.

Section 3.23 Producers. The Insurance Companies enjoy good relations, and are not involved in any material dispute, with any of their respective agents, general agents, brokers, reinsurance intermediaries, consultants, producers, financial institutions or other Persons which market its products as of the date of this Agreement (collectively, “Producers”). Schedule 3.23 contains the standard form of contract with such Producers entered into since December 31, 2001 and compensation schedules for such Producers. Except as set forth on Schedule 3.23, there are no other compensation agreements with such Producers.

Section 3.24 Labor and Employment Matters.

(a) With respect to the employees of the Insurance Companies (the “Employees”): (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against the Insurance Companies, (ii) no union claims to represent the Employees and, to the Knowledge of Seller, there are no current union organizing activities among such Employees, and (iii) none of Seller or the Insurance Companies is a party to or bound by any collective bargaining, labor union contract or similar agreement with any labor organization applicable to any Employees.

(b) Except as set forth on Schedule 3.24(b) hereto, with respect to the Employees, to the Knowledge of Seller, each of Seller and the Insurance Companies is and has been in material compliance with all Law respecting employment and employment practices, terms and conditions of employment, age and sex discrimination, wages and hours, and none of the Insurance Companies has engaged in or is engaged in any unfair labor practices. Except as set forth on Schedule 3.24(b) hereto, with respect to the Employees, no unfair labor practice complaints have been filed against the Insurance Companies with any Governmental Entity and neither of the Insurance Companies has received any notice or communication reflecting an intention or threat to file any such complaint. Except as set forth on Schedule 3.24(b) hereto, no Person has made any claim against the Insurance Companies arising out of any statute, ordinance or regulation relating to discrimination with respect to the Employees, or employment practices with respect to the Employees.

(c) To the Knowledge of Seller, the Insurance Companies have at all times properly classified each of their respective Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of their independent contractors as independent contractors, as applicable, and have treated each person classified by them consistently with such status.

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(d) Schedule 3.24(d) contains a complete list of the each officer and employee of the Insurance Companies with the following information: employer, department, name, job grade and/or title, current salary, performance review dates, health and life insurance information, and 401(k) plan information.

Section 3.25 Third Party Reinsurance. Schedule 3.25 sets forth a true, complete and correct list of (a) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which either of the Insurance Companies is either a ceding or an assuming party, and (b) any such treaty or agreement that is terminated or expired but under which the Insurance Companies may be either obligated to make payments or eligible to continue to receive benefits (collectively, the “Third Party Reinsurance Agreements”), copies of which have been made available to Buyer. Each Third Party Reinsurance Agreement is in full force and effect to the respective dates noted on the Schedule and is a valid and binding obligation of the Insurance Companies and, to the Knowledge of Seller, each other party thereto, subject to the Enforceability Exceptions. The Insurance Companies are not in default in any material respect as to any provision of any Third Party Reinsurance Agreement, and have not failed to meet in any material respect the underwriting standards required for any business reinsured thereunder, and there are no material outstanding disputes with regard to any Third Party Reinsurance Agreement. No Third Party Reinsurance Agreement contains any provision providing that the other party thereto may terminate such treaty or agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.26 Improper Payments. Since December 31, 2002:

(a) no funds or Assets of the Insurance Companies have been used for any illegal purpose;

(b) no unrecorded fund of the Insurance Companies has been established for any purpose and no unrecorded material Asset of the Insurance Companies exists;

(c) no accumulation or use of the corporate funds of the Insurance Companies has been made without being properly accounted for on the Books and Records of the Insurance Companies;

(d) all payments by or on behalf of the Insurance Companies have been duly and properly recorded and accounted for on the Books and Records of the Insurance Companies;

(e) no false or artificial entry has been made on the Books and Records of the Insurance Companies for any purpose or reason whatsoever;

(f) no payment has been made by or on behalf of the Insurance Companies with the understanding that all or any part of such payment is to be used for a purpose other than as described in the documents supporting such payment;

(g) none of the Insurance Companies has made, directly or indirectly, any illegal contribution to a political party or candidate, either domestic or foreign; and

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(h) none of the Insurance Companies has made any improper foreign payment as that term is defined in the Foreign Corrupt Practices Act.

Section 3.27 Security Deposits. Schedule 3.27 sets forth a true, complete and correct list of all securities deposited by the Insurance Companies with Governmental Entities as of the date hereof.

Section 3.28 Bank Accounts. Schedule 3.28 sets forth a true, complete and correct list of bank accounts and investment accounts maintained by the Insurance Companies, including the name of each bank or other institution, account numbers and a list of signatories to such account. Neither of the Insurance Companies has commingled any such account with Seller or any Affiliate of Seller.

Section 3.29 Books and Records. The Books and Records are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described.

Section 3.30 Solvency. Seller is not insolvent, as such term is defined in Title 11 of the United States Code, and will not be insolvent at any time during the 90 days immediately preceding the Closing Date.

Section 3.31 Full Disclosure. Neither the representations or warranties made by Seller in this Agreement or in any Schedule hereto, nor any certificate, report, statement, memorandum or other document furnished or required to be furnished to Buyer pursuant hereto contains any untrue statement of a material fact or, omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which they were made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, Buyer has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement represents a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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Section 4.2 Consents and Approvals; No Violation. Except as set forth in Schedule 4.2, and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions provided for herein, nor compliance by Buyer with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the charter or bylaws of Buyer or any of its respective Affiliates, (b) require any filing by Buyer with, or the obtaining by Buyer of any Consent of, any Governmental Entity, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer, any of its respective Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective Affiliates, excluding from the foregoing clauses (b), (c) and (d) such requirements, defaults or violations which would not have a Material Adverse Effect on Buyer.

Section 4.3 Litigation. No claim, action, suit, proceeding or investigation is pending or, to the Knowledge of Buyer, threatened against Buyer or any of its respective Affiliates, by or before any Governmental Entity or by or on behalf of any third-party which, if adversely determined, would have a Material Adverse Effect on any transactions provided for herein.

Section 4.4 Financing. Buyer has on the date of execution of this Agreement and will have at all times through the Closing Date access to cash funds sufficient to pay the Purchase Price and consummate the transactions provided for herein.

Section 4.5 Investment Purpose. Buyer is acquiring the Shares for its own account, for the purpose of investment only, and not with a view to the resale or distribution of all or any part of the Shares; provided, however, that the foregoing representation shall in no way limit Buyer’s right to dispose of all or any portion of the Shares in one or more transactions registered under or exempt from the registration requirements of the Securities Act of 1933, as amended, at any time and in Buyer’s sole discretion.

Section 4.6 Investment Company. Buyer is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 4.7 Broker’s and Finder’s Fees. Other than LMC Capital LLC, all of the fees and expenses of which will be paid by Buyer, neither Buyer nor any of its Affiliates or representatives has incurred or will incur, directly or indirectly, any liability for investment banking, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction provided for herein.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1 Conduct of the Business of Seller. Except as otherwise provided in or contemplated by this Agreement, the Schedules hereto or on Schedule 5.1, prior to the Closing Date, Seller shall and shall cause each of the Insurance Companies to (a) conduct the businesses

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of each of the Insurance Companies in accordance with present policies (including existing underwriting standards) and operate only in the ordinary course of business, (b) use commercially reasonable efforts to preserve each of the Insurance Companies’ business organizations intact and keep available the services of AFL’s present executive officers and key employees (including not allowing such executive officers and key employees of AFL (other than Bob Nolen) to transfer to Seller or an affiliate of Seller other than AFL without the written consent of Buyer, (c) consistent with the exercise of reasonable business judgment, retain the goodwill of each of the Insurance Companies and preserve the business relationships of each of the Insurance Companies with policyholders and others, including employees, agents, lenders, suppliers, licensors and licensees, insurance departments, and others having material business dealings with the Insurance Companies, (d) maintain all existing business permits, licenses and authorizations, (e) perform all of its obligations under all contracts relating to or affecting its assets or its business, and (f) maintain its books and records in the usual manner consistent with past practice. From and after the date hereof, and prior to the Closing Date, except as otherwise provided in or contemplated by this Agreement or the Schedules hereto, Seller shall not and shall not cause any of the Insurance Companies to, without the prior written approval of Buyer, which consent shall not be unreasonably withheld or delayed:

(a) declare, pay or make, or set aside for payment or make, any dividend or other distribution (whether in cash or in kind) in respect of the capital stock of any of the Insurance Companies or redeem, purchase or otherwise acquire any of its capital stock;

(b) guaranty the obligation of any person, firm, corporation or other entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(c) mortgage, pledge, lease, or subject to any lien, charge or other encumbrance any of the assets, properties or business of any of the Insurance Companies (except for any mortgage, pledge, lien, charge or other encumbrance incurred, in the ordinary course of business, in the acquisition of such asset, property or business of such Insurance Company) in an amount in excess of $100,000;

(d) sell or otherwise transfer any asset, property or business or cancel any debt or claim or waive any right, other than in the ordinary course of business of such Insurance Company, with a value in excess of $100,000;

(e) amend or cancel or agree to the amendment or cancellation of any reinsurance agreement, treaty or arrangement;

(f) permit to lapse any right with respect to any trademark, trade name, copyright or other intangible asset material to such Insurance Company;

(g) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies reasonably satisfactory to Buyer are in full force and effect;

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(h) except for annual pay raises for any individual employee of less than ten percent (10%) made in the ordinary course of business and in accordance with past practice, grant any general or uniform increase in the rates of pay of employees of such Insurance Company or any increase in salary payable or to become payable to any such employee, or increase in any manner the compensation or benefits of any of the directors, officers or other employees of such Insurance Company, or make any promises of employment to existing employees that extend by their terms beyond the Closing Date, or hire or contract with any new or additional employees with annual salaries in excess of $100,000;

(i) make any material change in any of its present tax or financial accounting methods and practices, except as required by changes in GAAP or SAP, as the case may be;

(j) amend its charter or bylaws;

(k) issue, sell or deliver any shares of the capital stock of any of the Insurance Companies or issue or sell any securities convertible into, or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of the capital stock of any of the Insurance Companies;

(l) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization of any of the Insurance Companies;

(m) merge with or into, consolidate or otherwise combine with, or acquire all or substantially all of the assets of, any other entity;

(n) enter into, amend or terminate any contract involving payments in excess of $100,000 during any 12-month period (unless any such contract terminates by its terms prior to Closing); or

(o) enter into any agreement or understanding to do any of the things described in clauses (a) through (n) above.

Section 5.2 Access to Information.

(a) Between the date of this Agreement and the Closing Date, Seller shall (i) give Buyer and its authorized representatives full access at all reasonable times, upon advance notice, to all books, records, offices and other facilities and properties of each of the Insurance Companies; (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) cause each of the Insurance Companies’ officers to furnish Buyer with such financial and operating data and other information with respect to the businesses and properties of such Insurance Company as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the operation of the business of such Insurance Company. Seller also agrees that it shall and shall cause the Insurance Companies and their respective officers, employees, agents and representatives, including their respective counsel and independent public accountants (current and former) to cooperate fully with Buyer in connection with such inspection including, without limitation, making available relevant accountant work papers. Seller also agrees that Buyer may also discuss the business and operations of the Insurance Companies with such regulators, rating agencies, lenders and Producers upon reasonable advance notice to Seller and the right of Seller to participate in any such discussion.

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(b) From and after the Closing Date, Buyer shall give Seller and its authorized representatives reasonable access to all books and records of each of the Insurance Companies to the extent necessary for Seller to fully and adequately prepare tax returns and other financial documents and information, or to respond to audits or other similar inquiries; provided, however, that any such access shall be during normal business hours and in such a manner as not to interfere unreasonably with the operation of the business of any such Insurance Company.

(c) All information exchanged between Buyer and Seller and any of the Insurance Companies (and any of their respective representatives), shall be subject to that certain confidentiality agreement previously executed by and between Buyer and Seller or their affiliates (the “Confidentiality Agreement”).

Section 5.3 Best Efforts; Notification of Changes. Subject to the terms and conditions of this Agreement, each of Seller and Buyer will use its respective commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions provided for in this Agreement. From the date hereof through the Closing, each party shall give the other party prompt notice after it has obtained knowledge of any fact or circumstance which renders untrue, incorrect or misleading any of the representations and warranties made by it in this Agreement as of the date such knowledge was obtained and any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement which it is to comply with or satisfy under the Agreement or any event, condition or change affecting its ability to perform its obligations hereunder.

Section 5.4 HSR Act . Seller and Buyer shall fully cooperate and use their commercially reasonable best efforts to satisfy all requirements under the HSR Act relating to the consummation of the transactions provided for herein (if applicable), including without limitation making all filings required in connection therewith; provided, however, that it is expressly understood and agreed to by the parties that Buyer shall pay all filing fees associated with the HSR filing (excluding any attorneys’ fees, accountants’ fees or other consultants’ fees of Seller), if applicable.

Section 5.5 Consents. Seller and Buyer shall cooperate, and use their respective commercially reasonable best efforts, to make all filings and provide all notifications (including without limitation all filings and notifications required by the Texas Department of Insurance, the Federal Trade Commission and the Department of Justice) and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate this Agreement and the transactions provided for herein and to carry on the business of each of the Insurance Companies substantially in the manner as heretofore conducted. Buyer shall file a “Form A” application with the Texas Department of Insurance within fifteen (15) business days of the date of this Agreement, it being understood that Buyer’s failure to do so shall entitle Seller to terminate this Agreement pursuant to Section 9.1(d). Except as otherwise provided herein, Seller and Buyer shall pay their own expenses, including without limitation, legal and accounting fees and expenses, incident to obtaining the consents and approvals required by this Section 5.5; it being expressly understood that all such expenses incurred by or on behalf of the Insurance Companies shall be paid by Seller.

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Section 5.6 Public Announcements. Prior to the Closing Date, Seller and Buyer will consult with each other before issuing any report, statement or press releases or otherwise making any public statements with respect to this Agreement and the transactions provided for herein, and neither of them shall issue any such report, statement or press release or make any such public statement prior to such consultation and obtaining the written approval of the other party, except as in the reasonable judgment of the party may be required by Law or the rules of the New York Stock Exchange, in which case, to the extent reasonably practicable, such party shall advise and confer with the other party before issuing any such report, statement or press release.

Section 5.7 Covenant to Satisfy. Seller shall use its commercially reasonable best efforts to ensure that the conditions set forth in Article 7 hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer shall use its commercially reasonable best efforts to ensure that the conditions set forth in Article 6 hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions provided for herein, to (i) within three (3) days after learning or obtaining any knowledge concerning or relating to such a threat or event, notify the other party in writing of such a threat or event, and (ii) use all commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.8 No Solicitation. Prior to the Closing or earlier termination of this Agreement, Seller will not, and will not authorize or permit any officer, director or employee of Seller or any of the Insurance Companies, or authorize any investment banker, attorney, accountant or other representative retained by Seller, to directly or indirectly, without the written consent of Buyer, solicit any Acquisition Proposal by any Person or provide any confidential information to or participate in any discussions or negotiations with, any Person concerning an Acquisition Proposal. Seller shall promptly notify Buyer orally and in writing in the event it receives any inquiry or proposal relating to any such transaction.

Section 5.9 Litigation Support. In the event and for so long as Buyer or Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Insurance Companies, the other party shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 10 below).

Section 5.10 COBRA. Seller shall remain responsible for any and all liabilities relating to or arising in connection with the requirements of 4980B of the Code and Part 6 of Subtitle B

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of Title I of ERISA (“COBRA Continuation Coverage”) to provide continuation of health care coverage under any Plan in respect of employees to the extent related to a qualifying event occurring on or before the Closing Date. After the Closing and with respect to any qualifying event occurring after the Closing, Buyer shall be responsible for any and all COBRA Continuation Coverage with respect to each employee or former employee of any of the Insurance Companies and any of their “qualified beneficiaries” under COBRA. After the Closing, Buyer shall be responsible for any tax or penalty arising from its failure to comply with the Code or ERISA with regard to such COBRA Continuation Coverage to the extent related to a qualifying event occurring after the Closing.

Section 5.11 Supplementation or Amendment of Schedules. Each party (a “Notifying Party”) will give prompt written notice (the “Notice”) to the other party (the “Notified Party”) of (i) any material breach of any Notifying Party’s representations and warranties in Section 3 or Section 4, as the case may be, and (ii) any facts, events, circumstances or developments that the Notifying Party discovers or is made aware of between the date of this Agreement and the Closing Date, which, if such Notifying Party had discovered or been made aware of on or prior to the date of this Agreement, would cause the condition set forth in Section 6.1(a) or Section 7.1(a), as the case may be, not to be satisfied. The Notifying Party shall have ten (10) days from the date of such Notice (or such longer period as the parties may agree in writing) within which to cure such breach (the “Cure Period”). If such breach is not cured within the Cure Period, the Notified Party may, at its option, either: (1) terminate this Agreement by reason of the aforesaid Notice (in which case such termination shall be the Notified Party’s sole remedy with respect to such breach and it shall not be entitled to seek or recover damages from the Notifying Party resulting from such breach); or (2) waive said breach and proceed to close on the terms set forth herein. The Notified Party’s election shall be made by written notice to the Notifying Party within five (5) days from the end of the Cure Period. If the Notified Party elects to waive said breach, the Notice provided by the Notifying Party pursuant to this Section 5.11 will be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Section 3 or Section 4 (as the case may be), and to have cured any misrepresentation or breach of warranty that might have existed hereunder with respect to the matters disclosed in the Notice given by the Notifying Party.

Section 5.12 Transition of Bob Nolen; Severance Payments. After a 30-day transition period following the Closing Date, Seller will assume responsibility for all salary and benefits of Bob Nolen. If Buyer terminates any employee of an Insurance Company during a 90-day transition period beginning on the Closing Date, Seller shall: (i) be responsible for any severance payable with regard to any such terminated employee of the Insurance Companies pursuant to any agreement entered into prior to the Closing; and (ii) indemnify and hold Buyer harmless from any Buyer Losses resulting from such agreement. With respect to any such employees terminated after such 90-day transition period, Buyer shall hold harmless Seller or its Affiliates for, and shall assume and pay all of, Seller’s or Seller’s Affiliate’s severance obligations with regard to any such terminated employee to the extent such obligations are set forth on Schedule 5.12.

Section 5.13 Selection of Escrow Agent. On or before Closing, the parties shall jointly select an independent financial institution to serve as escrow agent under the Escrow Agreement.

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ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SELLER

Section 6.1 Conditions. The obligations of Seller to consummate the transactions provided for in this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in whole or in part by Seller if permitted by applicable law):

(a) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) when made and at and as of the Closing as though such representations and warranties were made at and as of the Closing, except for (i) such representations and warranties which expressly relate to an earlier date, (ii) representations and warranties the inaccuracies of which (without taking into account any materiality qualifiers or similar limitations) relate to matters that have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect and (iii) changes permitted or contemplated by the terms of this Agreement

(b) Performance. Buyer shall have performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer certifying to the fulfillment of the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(g).

(d) No Injunction. There shall not be in effect any judgment, order, injunction or decree of any Governmental Entity enjoining consummation of the transactions provided for herein.

(e) No Government Proceeding or Litigation. There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Entity, which seeks to enjoin or otherwise prevent consummation of the transactions provided for herein.

(f) Expiration or Termination of HSR Act Periods. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(g) Governmental Approvals. All Consents from Governmental Entities, including without limitation all insurance regulatory agencies, necessary to permit Seller to consummate the transactions provided for herein shall have been obtained, and such consents shall be subject to no conditions other than conditions customarily imposed by insurance regulatory agencies in connection with similar acquisitions.

(h) Third Party Consents. All consents or waivers of third parties materially necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

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(i) Designation of 401(k) Trustee. At the Closing, Buyer shall execute a document in a form acceptable to Seller designating a new trustee for the American Founders Life Insurance Company Retirement Savings Plan.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF BUYER

Section 7.1 Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer if permitted by applicable law):

(a) Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true in all material respects (except that those qualified as to materiality shall be true and correct in all respects) when made and at and as of the Closing as though such representations and warranties were made at and as of the Closing, except for (i) such representations and warranties which expressly relate to an earlier date, (ii) representations and warranties the inaccuracies of which (without taking into account any materiality qualifiers or similar limitations) relate to matters that have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect and (iii) changes permitted or contemplated by the terms of this Agreement. For purposes of clarity, subject to Section 5.11, Buyer shall proceed to Closing despite a failure of the conditions set forth above, but only if all such breaches of representations or warranties, in the aggregate, have not had and are not likely to have a Material Adverse Effect.

(b) Performance. Seller shall have performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an authorized officer of Seller certifying to the fulfillment of the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(g).

(d) No Injunction. There shall not be in effect any judgment, order, injunction or decree of any Governmental Entity enjoining consummation of the transactions provided for herein.

(e) No Government Proceeding or Litigation. There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Entity which seeks to enjoin or otherwise prevent consummation of the transactions provided for herein.

(f) Expiration or Termination of HSR Act Periods. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

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(g) Governmental Approvals. All Consents from Governmental Entities, including without limitation all insurance regulatory agencies, necessary to permit the Buyer to consummate the transactions provided for herein shall have been obtained.

(h) Admitted Assets of AFL. The amount of the Admitted Assets of AFL determined as at the Closing in strict compliance with SAP is no less than $480,500,000.

(i) Material Adverse Effect. Except as specifically authorized in this Agreement, there shall not have occurred since March 31, 2005 a Material Adverse Effect or any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, any downgrade in rating of any Insurance Company by A. M. Best shall constitute a Material Adverse Effect.

ARTICLE 8

OTHER AGREEMENTS

Section 8.1 Failure to Close.

(a) Buyer expressly agrees to consummate the transactions provided for herein upon completion of all conditions to Closing (unless waived as permitted by applicable law) and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) Seller expressly agrees to consummate the transactions provided for herein upon completion of all conditions to Closing (unless waived as permitted by applicable law) and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

Section 8.2 Certain Tax Matters.

(a) Responsibility for Insurance Companies Tax Returns. Buyer is responsible for preparing and filing all Tax Returns with respect to the Insurance Companies for periods that end following the Closing Date. Buyer agrees to provide Seller with copies of any Tax Returns prepared by Buyer prior to filing such returns if such Tax Returns relate to periods prior to the Closing. Any refunds in respect of Tax Returns with respect to the Insurance Companies filed for all periods commencing prior to and including the Closing Date shall be for the account of Seller unless any such refunds are carried as an asset by the Insurance Companies on the Closing Date. Any refunds in respect of such Tax Returns filed for all periods after the Closing Date and ending thereafter shall be for the account of the Insurance Companies.

(b) Tax Liability. Seller shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Insurance Companies and Buyer from and against (i) except to the extent that any Tax liabilities are reflected in each of the Insurance Companies’ most recently filed SAP Statement, all Taxes payable with respect to the Insurance Companies (including without limitation those resulting from any Tax Sharing Agreement) for all periods prior to and including the Closing Date, and Taxes due by any of the Insurance Companies arising out of any transaction that is undertaken at the direction of or for the benefit of Seller, and (ii) all Taxes

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(including Taxes imposed on the holders of any insurance policy or annuity) incurred by Buyer, any Affiliate of Buyer, or the Insurance Companies resulting from, arising out of or based upon an inaccuracy or breach by Seller of any representation or warranty in Section 3 or any Ancillary Agreement or any covenant or agreement contained in or provided in this Agreement or any Ancillary Agreement.

(c) Insurance Company Taxes. The parties agree that the Insurance Companies will be required to file a full year Tax Return for the twelve month period from January 1, 2005 through December 31, 2005, and the Insurance Companies will be responsible for the payment of all Taxes due and owing for such period except as otherwise provided herein.

(d) Participation in Tax Examinations. Buyer and Seller shall provide to each other prompt notice of any audit or similar investigation or proceeding in which the IRS or any other Governmental Entity makes or proposes to make a Tax adjustment to any Tax period ending on or before the Closing Date. Seller shall control any such proceeding; provided that Buyer or its representative shall have the right, at its expense, to participate in any such audit or similar investigation. Seller agrees that it will not settle, compromise or agree to any Tax adjustment without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(e) Further Actions. Seller shall not cause to be filed any amended Tax Return if such Tax Return results in a Tax detriment to Buyer or to the Insurance Companies unless Buyer consents or Seller pays to Buyer the full amount of such expected detriment and agrees in writing to indemnify Buyer against any other detriment arising out of such amended Tax Return. Buyer and the Insurance Companies shall have the right to carry back the Tax attributes of the Insurance Companies to periods ending on or before the Closing, provided Seller gives written consent or the Insurance Companies as a matter of Law must first carry back such Tax attributes to pre-Closing periods before Tax attributes can be carried forward and Buyer agrees to indemnify Seller for any Tax detriment that is a direct result of such carry back.

(f) Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after either party’s request, the other party shall deliver such information and other data relating to the Tax Returns and Taxes of any of the Insurance Companies as in each case shall have been reasonably requested in order to enable such party to (i) cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement, (ii) respond to audits or other inquiries by any taxing authorities with respect to any Tax Returns or taxable periods for which it has any responsibility or liability under this Agreement or (iii) otherwise satisfy its accounting or tax requirements.

(g) Resolution of Disagreements. If Seller and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within 45 days after the initial date of consultation (as evidenced by the earliest dated written notice of such dispute), Seller and Buyer shall use their reasonable best efforts to cause such dispute to be resolved by an independent third party mutually agreeable to each party.

(h) Indemnification Adjustments. In the event any audit or similar proceeding results in adjustments which would render any representations made by Seller in Section 3.12 of this

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Agreement inaccurate, and such inaccuracy is the basis for a claim of indemnification under Section 10.2 of this Agreement, any Loss claimed by Buyer as a result of such adjustment shall be offset by any Tax benefit realized by Buyer or its affiliates as a result of such adjustment. Any such Tax benefit shall be equal to the amount by which the taxable income of Laurel and its subsidiaries (including AFL) is or will be reduced in any past, present or future period during which Buyer is responsible for Taxes, as a result of the adjustment in issue, without regard to any indemnification payment that may be made for this purpose.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the transactions provided for herein may be abandoned upon notice by the terminating party to the other party:

(a) by mutual written consent of Seller and Buyer;

(b) by either party, if any order, injunction or decree of a Governmental Entity shall be in effect at the Closing which restrains or prohibits the transactions contemplated hereby or if any suit, action, investigation, inquiry or legal or administrative proceeding shall be pending or threatened at the Closing which has been initiated by a Governmental Entity which challenges consummation of the transactions contemplated hereby;

(c) by Buyer, if (i) Seller has within the then previous ten (10) business days given or was required to have given Buyer any notice pursuant to Section 5.7 above and (ii) the development that is the subject of the notice has had or could have a Material Adverse Effect on the Insurance Companies or Seller’s ability to indemnify Buyer hereunder;

(d) by Seller, if (i) Buyer fails to file a “Form A” application with the Texas Department of Insurance within fifteen (15) business days of the date of this Agreement, or (ii) (A) Buyer has within the then previous ten (10) business days given or was required to have given Seller any notice pursuant to Section 5.7 above and (B) the development that is the subject of the notice has had or could have a Material Adverse Effect on Buyer’s ability to consummate the Share Purchase or other transactions provided for in this Agreement; or

(e) by either party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 2005, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party.

Section 9.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 9.2 and Article 10 and Section 5.2(c) of this Agreement shall survive any such termination and abandonment. Notwithstanding the preceding sentence or any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.1 or in the event either party fails to complete the Share Purchase or the other transactions provided for in this Agreement in breach of its obligations hereunder, Seller will remain liable to Buyer for any breach by Seller in the performance of any of its covenants, agreements, duties or obligations arising under this

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Agreement existing at the time of such termination, and Buyer will remain liable to Seller for any breach by Buyer in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement existing at the time of termination, and Seller or Buyer may seek remedies or damages against the other with respect to any such breach as are provided in this Agreement or as are otherwise available in law or equity.

Section 9.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived by the other party at any time by an instrument in writing signed by or on behalf of such other party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. No delay on the part of any party in exercising any right, power, remedy or privilege nor any partial exercise of same shall preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants.

(a) Notwithstanding any right of Buyer to investigate the affairs of the Insurance Companies and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation, Buyer has the right to rely upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. Notwithstanding any right of Seller to investigate the affairs of Buyer and notwithstanding any knowledge of facts determined or determinable by Seller pursuant to such investigation, Seller has the right to rely upon the representations, warranties, covenants and agreements of Buyer contained in this Agreement. Except for the representations and warranties contained in Sections 3.12 (Taxes) and 3.13 (Employee Benefit Matters), all representations and warranties made by Seller or Buyer in Articles 3 and 4 of this Agreement or in any document, certificate, Schedule or instrument delivered or executed in connection herewith shall survive the Closing for the period of 540 days after the Closing Date. The representations and warranties in Sections 3.12 (Taxes) and 3.13 (Employee Benefit Matters) shall survive the Closing until 30 days after the expiration of all relevant statutes of limitations (including all periods of extension, whether automatic or permissive). The representations and warranties contained in this Agreement shall expire on the last day of the applicable survival period set forth above and all claims for inaccuracy or breach of said representations and warranties will be deemed waived unless written notice of the inaccuracy or breach thereof shall have been given to the breaching party prior to the expiration of the applicable survival period, in which event such representation or warranty shall survive to the extent of the claim referred to in the notice until such claim has been resolved. Notwithstanding the foregoing, no time limits shall be applicable with regard to any Action listed on Schedule 10.2.

(b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.

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Section 10.2. Obligation to Indemnify.

(a) Subject to the expiration of the representations and warranties of the parties as provided in and the limitations set forth in this Article 10, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Insurance Companies), and their respective directors, officers, employees, agents, representatives, successors and assigns, without duplication (the “Buyer Indemnified Parties,” and individually a “Buyer Indemnified Party”), from and against all liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Buyer Losses,” and individually a “Buyer Loss”) incurred or suffered by any of the Buyer Indemnified Parties, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered pursuant hereto (without regard to any Knowledge, materiality or Material Adverse Effect qualifications contained therein), (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement, and (iii) any Actions set forth on Schedule 10.2; provided, however, that the Buyer Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) for breach of representations and warranties made by Seller in Article 3 only when the amount of all Buyer Losses arising therefrom exceeds, in the aggregate, $500,000 (the “Deductible Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all Buyer Losses, subject to the other provisions of this Agreement, in excess of the Deductible Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Seller shall be liable for Buyer Losses under Section 10.2(a)(i) shall not exceed, in the aggregate, an amount equal to 30% of the Purchase Price (the “Cap”); provided, however, the Deductible Amount and the Cap shall not apply to limit any Buyer Losses resulting from or arising out of the Actions listed on Schedule 10.2. For the purpose of clarity, subject to the immediately preceding sentence, nothing in this Section 10.2(a) shall be interpreted to impose liability on Seller for breaches of the representations and warranties of Seller under Article 3 in an aggregate amount greater than the Cap.

(b) Subject to the expiration of the representations and warranties of the parties as provided in and the limitations set forth in this Article 10, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties,” and individually a “Seller Indemnified Party; and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and individually an “Indemnified Party”) from and against all liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Seller Losses,” and together with Buyer Losses, “Losses,” and individually a “Loss”), incurred or suffered by any of the Seller Indemnified Parties, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Buyer contained in this Agreement or in any certificate or other documents delivered pursuant hereto (without regard to any Knowledge, materiality or Material Adverse Effect qualifications contained therein), and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement; provided, however, that Seller Indemnified

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Parties shall be entitled to indemnification under Section 10.2(b)(i) for breach of representations and warranties made by Buyer in Article 4 hereof only when the aggregate amount of all Seller Losses arising therefrom exceeds the Deductible Amount, in which case Seller Indemnified Parties shall be entitled to indemnification for all Seller Losses, in excess of the Deductible Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Buyer shall be liable for Seller Losses under Section 10.2(b)(i) shall not exceed, in the aggregate, an amount equal to the Cap; provided, however, the Deductible Amount and the Cap shall not apply to limit any Seller Losses resulting from a breach or inaccuracy of the representations or warranties of Buyer in Section 4.4 (Financing; Buyer’s Ability to Consummate Transaction). For the purpose of clarity, subject to the immediately preceding sentence, nothing in this Section 10.2(b) shall be interpreted to impose liability on Buyer for breaches of the representations and warranties of Buyer under Article 4 in an aggregate amount greater than the Cap.

(c) Required payments by any Indemnifying Party pursuant to Section 10.2(a) or 10.2(b) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance proceeds actually recovered by any Indemnified Party and (ii) any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any third party (including, without limitation, reinsurance recoverables), in each case with respect to such Loss. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds, reinsurance recoverables and indemnity, contribution and other similar payments.

Section 10.3. Notice of Third Party Claim. Promptly (and in any event within 30 days) after receipt by an Indemnified Party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation by an unaffiliated Person (a “Third Party Claim”) that may result in a Loss, such Indemnified Party shall give notice thereof (the “Claims Notice”) to the Indemnifying Party. The Claims Notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such Indemnified Party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification other than to the extent that such failure actually prejudices the defense of the claim by the Indemnifying Party.

Section 10.4. Opportunity to Defend.

(a) Upon receipt of notice from the Indemnified Party pursuant to Section 10.2, the Indemnifying Party shall have the right, but not the obligation, to assume the defense and control of such Third Party Claims at its own expense by providing notice of such intention to the Indemnified Party. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claims at its own expense. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and at all times diligently pursue the resolution of such Third Party Claim. The Indemnified

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Party shall, and shall cause each of its Affiliates and representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party. The Indemnifying Party shall be deemed to not have assumed the defense of a Third Party Claim unless the Indemnifying Party shall deliver written notice of such election to the Indemnified Party within 15 Business Days after receipt by the Indemnifying Party of the Indemnified Party’s notice delivered pursuant to Section 10.3.

(b) If the Indemnifying Party elects to assume the defense of a Third Party Claim, it shall be conclusively established for the purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification by the Indemnifying Party. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to defend such claim in such manner as it deems appropriate.

(c) With regard to any Actions on Schedule 10.2, Seller agrees that the Seller Indemnifying Party will continue defense of these matters at no cost or expense to the Buyer Indemnified Parties, that any such attorneys fees and costs and any Buyer Losses resulting from such litigation shall not be subject to the Deductible Amount or the Cap, and that no rights of the Buyer Indemnified Parties, including without limitation the right to participation in the defense at its own expense, shall be restricted.

(d) The Indemnifying Party shall be authorized to consent to the settlement of, or the entry of any judgment arising from, any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with the terms of Section 10.4(a) without the prior consent of the Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party, (ii) provides a complete release of the Indemnified Party from all matters that were or could have been asserted in connection with such Third Party Claim and (iii) does not involve any finding or admission of any violation of law or any violation of the rights of any Person. Except as provided in the immediately preceding sentence, any settlement or consent to entry of judgment shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

Section 10.5. Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification with respect to any claim made pursuant to this Section 10.5, other than to the extent that such failure actually prejudices the Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the representation or warranty to which such claim relates as provided in this Article 10.

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Section 10.6. Exclusive Remedy. Except as provided in Section 8.2 regarding Taxes and only to the extent it is in addition to and not inconsistent with this Article 10, the parties hereto expressly acknowledge that from and after the Closing Date, the provisions of this Article 10 shall be the sole and exclusive remedy for damages caused as a result of breaches of the warranties and representations contained in this Agreement or any Ancillary Agreement.

Section 10.7. Interpretation of Representations and Warranties. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, no representation or warranty contained herein shall affect the interpretation or limit the application of any other representation or warranty contained herein or in the Ancillary Agreements.

Section 10.8 Third Party Beneficiaries. All Indemnified Parties are, to the extent applicable, intended to be third party beneficiaries of this Article 10.

Section 10.9 Indemnification from Escrow. Without limiting any other right or remedy of Buyer under this Agreement, Buyer may collect claims for Buyer Losses from the funds deposited with the escrow agent pursuant to the Escrow Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Fees and Expenses. Whether or not the transactions provided for herein are consummated pursuant hereto, except as otherwise provided herein, Seller and Buyer shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions provided for herein.

Section 11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed (by an overnight delivery service or by certified or registered mail, postage prepaid, return receipt requested) or sent via telecopy to the parties:

(a)	If to Seller, to:

Vesta Fire Insurance Corporation

3760 River Run Drive

Birmingham, Alabama 35243

Attention: General Counsel

Facsimile: (205) 970-7022

and an additional copy to (which shall not constitute notice):

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 AmSouth/Harbert Plaza

Birmingham, Alabama 35203

Attention: Gregory S. Curran

Facsimile: (205) 254-1999

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(b)	If to Buyer, to:

Sagicor USA, Inc.

1511 North West Shore Blvd. Suite 420

Tampa Fl 33607

Attention: Maxine MacLure

Facsimile:(813)287-7446

and an additional copy to (which shall not constitute notice):

Shutts & Bowen LLP

201 S Biscayne Blvd. #1500

Miami Fl 33131

Attention: Timothy J. Murphy

Facsimile: (305) 381-9982

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received: (a) on the date on which so hand-delivered, (b) on the day following mailing if sent by overnight delivery service on any day other than Friday, (c) if delivered by facsimile, when sent and confirmation of receipt is received, or (d) on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

Section 11.3 Entire Agreement. This Agreement and the exhibits, Schedules and other documents referred to herein or delivered pursuant hereto which form a part hereof (including, without limitation, the Confidentiality Agreement referred to in Section 5.2(c) hereof) contain the entire understanding of the parties hereto with respect to their subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

Section 11.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either Seller or Buyer without the prior written consent of the other party; provided, however, that Seller or Buyer may, without consent of the other, assign their respective rights and interests but not their obligations hereunder to an Affiliate of such party.

Section 11.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and its respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third-party any remedy, claim, liability, reimbursement, cause of action or other right (except as otherwise provided in Section 10.8).

Section 11.6 Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which collectively shall

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constitute one and the same instrument. This Agreement shall be accepted, effective and binding, for all purposes, when the Parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto. If any Party transmits a signature by telecopier or otherwise, that Party shall promptly send the original signatures to the transmittee by recognized overnight commercial carrier.

Section 11.7 Article and Section Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 11.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Notwithstanding Section 11.10 hereof, a party may bring an action for specific performance in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy it may be entitled.

Section 11.10 Jurisdiction; Forum Selection; Venue; Service of Process.

(a) Actions by Seller Due to Buyer’s Failure or Inability to Close. With respect to any Action initiated with respect to or arising out of Buyer’s failure or non-performance with respect to closing the Share Purchase and other transactions contemplated by this Agreement and the Ancillary Agreements (assuming Seller’s good faith belief that the conditions precedent to Buyer’s obligation to close set forth in Section 7.1 have been satisfied in all material respects) (individually, a “Seller Agreement Action”), each of Buyer, Seller and each other party signing this Agreement as a guarantor of Buyer’s payment, performance and other obligations under this Agreement:

(i) Expressly submits to the exclusive jurisdiction and venue of each state and federal court sitting in Jefferson County, Alabama (collectively the “Alabama Courts”);

(ii) Expressly agrees that the Alabama Courts shall be the exclusive forum and the only proper place for bringing of any Seller Agreement Action; and

(iii) Expressly waives, to the fullest extent permitted by Law, any objection or defense that such party may now or hereafter have based on improper venue, the lack of personal jurisdiction, inconvenience of forum, or any similar objection or defense to any Seller Agreement Action brought in any of the Alabama Courts.

(b) All Actions by Seller or Buyer Other than Seller Agreement Actions. With respect to any Action other than a Seller Agreement Action which is initiated by Seller or Buyer

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against the other pursuant to this Agreement (individually, an “Agreement Action”), each of Buyer, Seller and each other party signing this Agreement as a guarantor of the payment, performance and other respective obligations of Buyer or Seller, as the case may be, under this Agreement:

(i) Expressly submits to the exclusive jurisdiction and venue of each state and federal court sitting in Miami-Dade County, Florida (collectively the “Florida Courts”);

(ii) Expressly agrees that the Florida Courts shall be the exclusive forum and the only proper place for bringing of an Agreement Action; and

(iii) Expressly waives, to the fullest extent permitted by Law, any objection or defense that such party may now or hereafter have based on improper venue, the lack of personal jurisdiction, inconvenience of forum, or any similar objection or defense to any Agreement Action brought in any of the Florida Courts.

Section 11.11 Prevailing Parties. In the event any legal proceeding is initiated between the parties hereto with respect to matters which relate to the interpretation, enforcement or subject matter of this Agreement, to the extent the party substantially prevailing in any such proceeding is not otherwise entitled to recover its legal expenses (including without limitation attorneys’ fees, expert witness and consulting fees, and court costs) as Losses pursuant to Article 10 (Indemnification) or otherwise under this Agreement, then such prevailing party shall be entitled to receive payment of all such documented legal expenses (including without limitation attorneys’ fees, expert witness and consulting fees, and court costs) from the non-prevailing party to any such legal proceeding. In no event, however, shall any such prevailing party be entitled to receive a double-recovery for its legal expenses pursuant to this Section 11.11 and, if applicable, pursuant to Article 10 or otherwise under this Agreement.

Section 11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

ARTICLE 12

DEFINITIONS

“AFL” is defined in the recitals to this Agreement.

“AFL Shares” is defined in Section 3.4(b).

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“Acquisition Proposal” with respect to a party shall mean any proposal for a merger, acquisition of all of the stock or assets of, other business combination involving such party or any of its subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its subsidiaries, other than the Share Purchase provided for in this Agreement.

“Actions” means any action, suit, investigation, claim or other legal or administrative proceeding.

“Admitted Assets” means Admitted Assets as defined under SAP.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Agreement Action” is defined in the Section 11.10(b).

“Alabama Courts” is defined in the Section 11.10(a).

“Ancillary Agreements” means, except for this Agreement, any and all other agreements, certificates, instruments and documents being, or to be, executed and delivered pursuant to this Agreement or in connection with the transactions provided for in this Agreement.

“Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar contract, and forms with respect thereto, issued, assumed or reinsured by any of the Insurance Companies.

“Assets” means all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, and choses in action thereunto belonging to any of the Insurance Companies, as applicable, including, but not limited to, Books and Records, investment assets, Intellectual Property, contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible, whether or not reflected in the SAP Statements.

“Audits” is defined in Section 3.12(a).

“Books and Records” means originals or copies of all or any of the Insurance Companies’ books and records, documents, data and databases, administrative records, claim records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with regulatory authorities, reinsurance records, underwriting records, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and

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operations of any Insurance Company, including all Permits held by any of the Insurance Companies and all such items relating to any of the Insurance Companies’ legal existence, stock ownership, corporate management or other such corporate records, in each case, to the extent in the possession or under the control of Seller, the Insurance Companies or any Affiliate of Seller.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Indemnified Party” or “Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Losses” is defined in Section 10.2(a).

“Cap” is defined in Section 10.2(a).

“Cash Closing Payment” is defined in Section 1.2.

“Claims Notice” is defined in Section 10.3.

“Closing” is defined in Section 2.1.

“Closing Agreement” means a written and legally binding agreement with a Governmental Entity with respect to Taxes.

“Closing Date” is defined in Section 2.1.

“COBRA Continuation Coverage” is defined in Section 5.10.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” is defined in Section 5.2(c).

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any applicable Law or agreement to which either of Buyer or Seller (or any of the Insurance Companies, as applicable) is a party.

“Covered Employees” is defined in Section 3.13(a).

“Cure Period” is defined in Section 5.11.

“Deductible Amount” is defined in Section 10.2(a).

“Direct Claim” is defined in Section 10.5.

“Employees” is defined in Section 3.24(a).

“Environmental Law” means any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to the protection, preservation or restoration of the environment (including,

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without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect.

“Enforceability Exceptions” is defined in Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.13(c).

“Escrow Agreement” is defined in Section 1.3.

“Escrowed Closing Payment” is defined in Section 1.3.

“Florida Courts” is defined in Section 11.10(b).

“GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed consistently applied throughout the periods involved.

“Governmental Entity” means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, taxing or administrative authority, court or other judicial body, legislature, audit group or procuring office of the government of the United States or any state, city, municipality, county or town thereof, or of any foreign jurisdiction including the employees or agents of any thereof.

“Hazardous Substance” shall mean any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the Internal Revenue Service of the United States.

“Indemnified Party” or “Indemnified Parties” is defined in Section 10.2(b).

“Indemnifying Party” means the party receiving notice from an Indemnified Party in which the Indemnified Party requests indemnification from such party to this Agreement for a Third Party Claim or Direct Claim as specified in said notice.

“Insurance Contracts” means any contract of insurance or reinsurance (and any certificates thereunder) and forms with respect thereto, including any Life Insurance Contract or Annuity Contract, issued, assumed or reinsured by any of the Insurance Companies.

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“Insurance Companies” is defined in the recitals to this Agreement.

“Insurance Licenses” is defined in Section 3.7.

“Intellectual Property” means all intellectual property rights including, but not limited to, patent and patent applications, inventions (whether or not patentable), designs, trademarks, copyrights, copyright registrations and applications, technology, computer programs and software applications (including source code, object code, executables and utilities, patches, fixes and upgrades and all related documentation including operator and user manuals and training manuals), mask works, trade secrets, know-how, confidential information, proprietary processes and formulae, algorithms, methods, data, databases and documentation, forms, Internet and intranet content, moral rights (if any), and all similar intellectual and industrial property rights of any sort throughout the world along with any tangible embodiments of the foregoing.

“Knowledge” as used in this Agreement means information known by or disclosed to any officer, director or supervisory employee of the relevant Parties or information which any officer, director or supervisory employee of the relevant Parties knew or reasonably should have known.

“Laurel” is defined in the recitals to this Agreement.

“Law” or “Laws” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, permit, other requirement or rule of law.

“Leased Real Property” is defined in Section 3.19(b).

“Leases” means all leases or subleases of space at all real property leased or subleased by any of the Insurance Companies, all other occupancy agreements affecting such Leased Real Property, and all amendments, renewals, replacements, extensions, substitutions and modifications of any of the foregoing, together with any guarantees executed in connection with any such leases or occupancy agreements.

“Liens” means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

“Life Insurance Contract” means any life insurance contract, and forms with respect thereto, issued, assumed or reinsured by any of the Insurance Companies.

“Loss” or “Losses” is defined in Section 10.2(b).

“Market Conduct Activities” means the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of any Insurance Contract, including without limitation any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations made in connection with any of the foregoing, including without limitation those relating to: (A) the vanishing premium concept; (B) race based underwriting; (C) “modal” premium claims; (D) the nature,

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characteristics, terms, appropriateness, suitability, descriptions and operation of any Insurance Contract; (E) whether any Insurance Contract was, would operate or could function as a pension or retirement plan, investment or savings account, tuition-funding or mortgage-protection plan or other type of investment, savings or thrift vehicle; (F) the fact that a part of the premiums paid would not be credited toward an investment or savings account or the Insurance Contract’s cash value, but would be used to offset the insurer’s commission, sales, administration or mortality expenses; (G) the use of an existing Insurance Contract’s cash value or cash-surrender value by means of a surrender, withdrawal, partial surrender or loan to purchase or maintain a policy; (H) the insurer’s dividend, interest, crediting and cost of insurance and administrative charge policies; dividend scales, illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or cost of insurance and administrative charges; (I) the failure to disclose surrender charges; (J) the providing of tax advice or (K) the providing of Medicaid eligibility advice.

“Material Adverse Change” means that the Insurance Companies have suffered a material adverse effect in their business, financial condition or results of operations, taken as a whole. Without limiting the generality of the foregoing, (i) any matter, or series of matters (whether or not related), will be deemed to have a material adverse effect in the event it involves a loss, singly or in the aggregate, to the Insurance Companies, taken as a whole, involving $5,000,000 or more, and (ii) no matter, or series of matters (whether or not related), will be deemed to be or to have caused a material adverse effect in the event it involves a loss, singly or in the aggregate, to the Insurance Companies, taken as a whole, involving less than $5,000,000.

“Material Adverse Effect” on a party shall mean: (a) with respect to the Insurance Companies, a Material Adverse Change; (b) with respect to Seller, an event, change or occurrence that has a material adverse impact on the ability of Seller to perform its obligations under this Agreement or to consummate the Share Purchase or the other transactions provided for in this Agreement; and (c) with respect to Buyer, an event, change or occurrence that has a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the Share Purchase or the other transactions provided for in this Agreement. Provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in insurance and similar Laws of general applicability or interpretations thereof by Governmental Entities, (y) changes in GAAP or SAP and (z) the Share Purchase on the operating performance of the Parties.

“Material Contracts” is defined in Section 3.8.

“Notice” is defined in Section 5.11.

“Notified Party” is defined in Section 5.11.

“Notifying Party” is defined in Section 5.11.

“Owned Real Property” is defined in Section 3.19(a).

“Payment Defaults” is defined in Section 3.16(b)(ii).

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“Permits” means any required licenses, permits, approvals, authorizations or certificates of any Governmental Entity.

“Permitted Liens” means (i) any statutory lien arising out of the operation of law with respect to a liability that is not delinquent, including, without limitation, any lien for taxes not yet due, (ii) any minor imperfection of title or similar lien which individually or in the aggregate with other such liens does not materially impair the value of the property subject to such lien or the use of such property in the conduct of the business of any of the Insurance Companies, and (iii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

“Plan” or “Plans” is defined in Section 3.13(a).

“Policies” shall mean any and all insurance, annuity or investment policies, plans, or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar or related policy, plan or contract, whether individual, group or otherwise issued, sold or assumed by the Insurance Companies.

“Producers” is defined in Section 3.23.

“Purchase Price” is defined in Section 1.2.

“Qualified Plans” is defined in Section 3.12(n).

“SAP” means the accounting practices prescribed or permitted for insurance companies pursuant to the insurance regulatory requirements of the Insurance Department of the State of Texas, as in effect for the accounting period in question, which practices differ from GAAP.

“SAP Statements” is defined in Section 3.11(c).

“Schedule” means any disclosure schedule to this Agreement.

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Agreement Action “ is defined in Section 11.10(a).

“Seller Indemnified Party” or “Seller Indemnified Parties” is defined in Section 10.2(b).

“Seller’s Consolidated Group” is defined in Section 3.12(b).

“Share Purchase” is defined in Section 1.1.

“Shares” is defined in the recitals to this Agreement.

“SLIB” is defined in the introductory paragraph to this Agreement.

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“Stock Restriction” means, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by Law.

“Subsidiary” means, with respect to any Person on a given date, any other Person of which a majority of the voting power or the power to otherwise direct the management or policies is held directly or indirectly by such Person.

“Surplus Debentures” means the surplus debenture made by Laurel to Seller, dated December 31, 2004, in the principal amount of $5,946,045.13, and the surplus debenture made by Laurel to Seller, dated June 30, 2000, in the principal amount of $25,000,000.

“Tax” and “Taxes” shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income or franchise taxes), payroll, premium, employment, and other withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, net worth taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes and transfer taxes.

“Tax Return” means any return, declaration, report, claim for refund, estimated payment return or information return or statement relating to Taxes, including any schedule or attachment thereto (and including any amendment thereof) and including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date between any of the Insurance Companies or any Person (other than any indemnity provided pursuant to this Agreement).

“Third Party Claim” is defined in Section 10.3.

“Third Party Reinsurance Agreements” is defined in Section 3.25

“Vesta Fire” is defined in the introductory paragraph to this Agreement.

[signature page follows on next page]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

SELLER:

AMERICAN FOUNDERS FINANCIAL CORPORATION

By:	/s/ Hopson B. Nance
Name:	Hopson B. Nance
Title:	Chief Financial Officer

BUYER:

SAGICOR USA, INC.

By:	/s/ Maxine MacLure
Name:	Maxine MacLure
Title:	President & CEO

[guaranties follow on next two pages]

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GUARANTY OF SAGICOR LIFE INC. (BARBADOS)

For good and valuable consideration, the receipt and adequacy of which is acknowledged and confessed and as an inducement to Seller to execute, deliver and perform its obligations under the foregoing Stock Purchase Agreement and to Seller’s board of directors to authorize and approve the transactions provided for therein, the undersigned guarantor, SAGICOR LIFE INC. (BARBADOS), does hereby unconditionally agree to guarantee the payment of all of the payments and performance of all other obligations of Buyer under the foregoing Stock Purchase Agreement and any agreements ancillary thereto; provided further that Seller shall not be required to exhaust remedies against Buyer before proceeding against the undersigned Guarantor but may do so in its sole discretion. The undersigned represents and warrants to Seller that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of Barbados; (ii) the execution and delivery of this guaranty by the undersigned and the performance by the undersigned of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of the undersigned and no other acts or proceedings on its part or on the part of any other Person are necessary to authorize the execution, delivery and performance of this guaranty by the undersigned; and (iii) this guaranty constitutes a legal, valid and binding obligation of the undersigned, and is and will be enforceable against the undersigned in accordance with its terms.

SAGICOR LIFE INC. (BARBADOS)

By:	/s/ Sandra Osborne
Name:	Sandra Osborne
Title:	Secretary

CITY OF BRIDGETOWN )
:
COUNTRY OF BARBADOS )

I, the undersigned, a Notary Public in and for said City in said Country, hereby certify that Sandra Osborne, whose name as Secretary, of Sagicor Life Inc. (Barbados), a corporation existing under the laws of Barbados, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this 2nd day of June, 2005.

/s/ J. Cumberbatch
Notary Public
[Notarial Seal]	My Commission expires: Indefinite

ASST. REGISTRAR AND AS
SUCH A NOTARY PUBLIC IN
AND FOR BARBADOS.

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GUARANTY OF VESTA FIRE INSURANCE CORPORATION

For good and valuable consideration, the receipt and adequacy of which is acknowledged and confessed and as an inducement to Buyer to execute, deliver and perform its obligations under the foregoing Stock Purchase Agreement and to Buyer’s board of directors to authorize and approve the transactions provided for therein, the undersigned guarantor, VESTA FIRE INSURANCE CORPORATION, does hereby unconditionally agree to guarantee the payment of all of the payments and performance of all other obligations of Seller under the foregoing Stock Purchase Agreement and any agreements ancillary thereto; provided further that Buyer shall not be required to exhaust remedies against Seller before proceeding against the undersigned Guarantor but may do so in its sole discretion. The undersigned represents and warrants to Buyer that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; (ii) the execution and delivery of this guaranty by the undersigned and the performance by the undersigned of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of the undersigned and no other acts or proceedings on its part or on the part of any other Person are necessary to authorize the execution, delivery and performance of this guaranty by the undersigned; and (iii) this guaranty constitutes a legal, valid and binding obligation of the undersigned, and is and will be enforceable against the undersigned in accordance with its terms.

VESTA FIRE INSURANCE CORPORATION

By:	/s/ David W. Lacefield
Name:	David W. Lacefield
Title:	President

STATE OF ALABAMA )
:
COUNTY OF JEFFERSON )

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that David W. Lacefield, whose name as President, of Vesta Fire Insurance Corporation, a corporation existing under the laws of the State of Illinois, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this 1st day of June, 2005.

Nancy E. Norred
Notary Public
[Notarial Seal]	My Commission expires: May 18, 2008

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EXHIBIT 1.3

POST-CLOSING ESCROW AGREEMENT

THIS POST-CLOSING ESCROW AGREEMENT (this “Agreement”) is entered into as of                          , 2005 (the “Effective Date”), by and among SAGICOR USA, INC., a Delaware corporation (“Buyer”); AMERICAN FOUNDERS FINANCIAL CORPORATION, an Arizona corporation (“Seller”); and                             , as escrow agent (“Escrow Agent”).

RECITALS:

A. Buyer and Seller have entered into a stock purchase agreement (the “Purchase Agreement”) under the terms of which Buyer purchased from Seller all of the outstanding shares (the “Shares”) of Laurel Life Insurance Company, a Texas insurance corporation. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

B. The Purchase Agreement provides that a portion of the Purchase Price, equal to $15,000,000 (the “Deposit”), will be deposited by Seller into an escrow account established by Seller with the Escrow Agent (the “Escrow Account”) as security for Seller’s obligations to indemnify Buyer under the Purchase Agreement.

C. Buyer and Seller have agreed upon the identity of the Escrow Agent and upon the form of this Agreement.

D. The Escrow Agent has consented to act under this Agreement for the purposes herein provided.

TERMS AND CONDITIONS:

In consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transfer of the Deposit. At Closing, Seller will deliver to the Escrow Agent the Deposit to be held by the Escrow Agent under the terms hereof until it is released in accordance with this Agreement.

2. Investment of the Deposit. Assets maintained in the Escrow Account and investments and reinvestments thereof shall consist only of NAIC 1 or 2 rated securities, provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either Seller or Buyer (“Authorized Investments”). If the rating on any securities so invested is downgraded below NAIC 2, then such securities shall be promptly replaced with other NAIC 1 or 2 rated securities having the same face amount as the securities so replaced. The responsibility for directing the Escrow Agent to invest and reinvest the assets in the Escrow Account shall be that of Seller or its affiliates, and the Escrow Agent shall invest and reinvest the assets in the Escrow Account, or any part thereof, in such Authorized Investments as Seller or its affiliates shall direct in writing. Any investment direction by Seller or its affiliates shall constitute certification by Seller to the Escrow Agent that the assets so deposited or to be purchased pursuant to such investment direction or so substituted are Authorized Investments. The Escrow Agent shall not be responsible for determining whether any assets in the Escrow Account are or continue to be Authorized Investments.

3. Investment Income.

(a) Subject to the terms hereof, all dividends, interest and other income resulting from the investment of the assets in the Escrow Account shall be the property of Seller. To the extent that the Escrow Agent shall collect and receive such income from the Escrow Account, it shall promptly pay over the amount of such income to Seller upon the written direction of Seller; provided, however, that Seller agrees not to direct the Escrow Agent to pay income to Seller to the extent that such payment would cause the amount of the funds remaining in the Escrow Account to fall below the Baseline Amount existing at the time any such payment of income is to be made to Seller.

(b) For purposes of Section 3(a) above, the “Baseline Amount” shall mean $12,000,000 in the case of the escrow (the “Action Escrow”) available to pay Indemnified Action Disbursement Requests (as defined Section 5(b) below) and $3,000,000 in the case of the escrow (the “General Escrow”) available to pay General Disbursement Requests (as defined in Section 5(b) below), less any funds which have been properly released from Action Escrow or the General Escrow, as the case may be, in accordance with Section 5 (whether released pursuant to an Indemnified Action Disbursement Request, a General Disbursement Request or upon expiration of the Final Settlement Date or the Outside Date, as the case may be). Seller shall be responsible for reporting and pay any taxes on the earnings and income paid to Seller from the Escrow Account.

4. Right to Vote Securities. Seller shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Escrow Agreement with respect to any securities or other property forming a part of the Escrow Account.

5. Releases of Deposit.

(a) Subject to the time limitations set forth in subsection (b) below, Buyer may request one or more distributions of all or any portion of the Deposit at any time and from time to time after the Closing Date, in order to satisfy any indemnification claims of Buyer under the Purchase Agreement. Buyer’s request(s) for distribution shall be made by written notice (a “Disbursement Request”) to the Escrow Agent, which notice shall describe the amount claimed and the disbursement instructions, and contain a certification that such instructions comply with the terms of the Purchase Agreement. Each Disbursement Request shall be accompanied by a description of the events or circumstances giving rise to Buyer’s indemnity claim.

(b) Disbursement Requests for indemnification claims relating to or arising from any Action set forth on Schedule 10.2 of the Purchase Agreement (an “Indemnified Action Disbursement Request”) may be made for an aggregate amount of up to $12,000,000, and must be made at any time on or before the Final Settlement Date, as defined below. Disbursement Requests for all other indemnification claims (a “General Disbursement Request”) may be made for an aggregate amount of up to $3,000,000, and must be made on or before 540 days after the Closing Date (the “Outside Date”).

(c) The “Final Settlement Date” means the date on which all liabilities and obligations of the Insurance Companies relating to or arising from the Actions set forth on Schedule 10.2 of the Purchase Agreement are fully and finally satisfied and released, whether through settlement, payment or final conclusion of all legal proceedings and appeals (the “Final Settlement”).

(d) Upon receipt of a Disbursement Request, the Escrow Agent shall deliver a copy of the Disbursement Request to Seller. Seller shall have a period of thirty (30) days after receipt of the Disbursement Request from the Escrow Agent to object to all or any portion of the distribution from the Deposit requested in the Disbursement Request. Seller shall object by delivering written notice to the Escrow Agent and Buyer within the aforesaid thirty (30) day period. If Seller fails to object as specified herein, the portions of the Deposit requested in the Disbursement Request shall be disbursed by the Escrow Agent to Buyer in accordance with the instructions contained in the Disbursement Request. If Seller objects to the distribution from the Deposit to Buyer, the Escrow Agent shall continue to hold the funds requested by Buyer in escrow until the dispute is resolved as provided in Section 4 hereof. If Seller objects to a portion, but not all, of a distribution, the Escrow Agent shall: (i) continue to hold in escrow that portion of the distribution to which Seller objected, until the dispute is resolved; and (ii) pay to Buyer the balance of the distribution requested by Buyer which is not objectionable to Seller.

(e) On the Final Settlement Date, $12,000,000 shall be disbursed to Seller from the Action Escrow, less the amount of any Indemnified Action Disbursement Requests that have been paid (whether by agreement of Seller or by resolution pursuant to Section 6 below); provided, however, that if at the time any funds are to be distributed to Seller hereunder, there are Indemnified Action Disbursement Requests that are then pending and in dispute pursuant to subsection (d) above, an amount equal to one-hundred twenty percent (120%) of the amount of such Indemnified Action Disbursement Request(s) (but in no event more than $12,000,000) shall be retained in the Action Escrow until such claim(s) are resolved pursuant to Section 6.

(f) On the Outside Date, $3,000,000 shall be disbursed to Seller from the General Escrow, less the amount of any General Disbursement Requests that have been paid (whether by agreement of Seller or by resolution pursuant to Section 6 below); provided, however, that if at the time any funds are to be distributed to Seller hereunder, there are General Disbursement Requests that are then pending and in dispute pursuant to subsection (d) above, an amount equal to one-hundred twenty percent (120%) of the amount of such General Disbursement Request(s) (but in no event more the $3,000,000) shall be retained in General Escrow until such claim(s) are resolved pursuant to Section 6.

(g) A dispute among the parties shall be deemed resolved hereunder by written agreement of the parties pursuant to Sections 6(a) or 6(b) or, if necessary, a final decision, issued in a legal proceeding pursuant to Section 6(c) of this Agreement, determining the manner in which the portion of the Deposit in dispute shall be distributed.

6. Resolution of Disputes. A dispute between Buyer and Seller with respect to the disbursement of the Deposit shall be resolved in the following manner: (a) first, the parties, through authorized representative, shall meet within 30 days after it becomes apparent that a dispute exists and attempt in good faith to resolve such dispute; (b) if such meeting of the parties is unsuccessful, then the parties shall mutually select a mediator within 30 days after the date of the parties meeting described in sub-section (a) above and within 30 days after selection of the mediator, the parties shall participate in good faith in a face-to-face, non-binding mediation before such mediator in Miami, Florida or such other place as the parties may mutually agree; and (c) finally, if such mediation is unsuccessful, either party may then proceed to seek resolution of the dispute through initiation of legal process in the state or federal courts in Miami-Dade County, Florida, as set forth in Section 11.10(b) of the Purchase Agreement. The parties consent to the jurisdiction of such courts in any such action arising under this Agreement, and waive any objection or defense to any such action based on improper venue or inconvenience of forum. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with resolution of the dispute, whether through informal negotiation, meditation or initiation of legal process (except as otherwise provided in Section 16 with respect to any action brought under Section 6(c) hereof). Notwithstanding anything to the contrary contained in this Agreement, upon receipt of joint written instructions signed by Buyer and Seller, the Escrow Agent shall promptly distribute the Deposit, or any portion thereof, in accordance with such joint written instructions.

7. Concerning the Escrow Agent.

7.1 The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to the Purchase Agreement (or any other agreement between Buyer and Seller) and shall not be bound by any of the terms thereof.

7.2 The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument provided in accordance with this Agreement, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments or other documents received by it as such escrow holder, and for the disposition of the same in accordance with the terms hereof. Without limiting the generality of the foregoing: (i) the Escrow Agent may rely on a copy of the Purchase Agreement purportedly signed by Buyer and Seller as conclusive proof that the Purchase Agreement has been executed and may assume that the Purchase Agreement has not been executed until it receives such a copy; and (ii) the Escrow Agent will be entitled to rely on the accuracy and effectiveness of any joint instructions, or any instructions as to which a valid objection is not made within the time required under this Agreement, without any obligation to inquire or investigate whether such instructions are appropriate under the circumstances.

7.3 Buyer and Seller hereby agree, jointly and severally, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, and such indemnity and hold harmless shall extend to any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent in accordance with this Agreement (other than those that arise by virtue of a breach of this Agreement by Escrow Agent or as a result of Escrow Agent’s gross negligence or willful misconduct); and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any such action, suit, or proceeding or resisting any such claim. The Escrow Agent shall be vested with a lien on all property deposited hereunder, to secure payment of: (i) the Escrow Agent’s fees, (ii) indemnification of attorneys’ fees and court costs regarding any arbitration, action, suit, proceeding or otherwise, and (iii) any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this Escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise. The Escrow Agent has the right, regardless of the parties’ instructions, to hold said property until and unless said expenses, fees, and charges shall be fully paid. Notwithstanding the generality of the foregoing, the indemnification rights set forth herein shall not extend to or cover a breach by Escrow Agent of this Agreement or Escrow Agent’s gross negligence or willful misconduct.

7.4 If Seller or Buyer shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion, file an action in interpleader in the state or federal courts sitting in Miami-Dade County, Florida, to resolve said disagreement, notwithstanding anything to the contrary set forth in Section 4. Buyer and Seller consent to the jurisdiction of such state or federal courts in any such interpleader action. The Escrow Agent shall be indemnified for all costs, including reasonable attorneys’ fees, in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

7.5 The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any actions or omissions of any kind, unless caused by its breach of this Agreement, its willful misconduct or its gross negligence.

7.6 The Escrow Agent may resign upon thirty (30) days’ written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this thirty (30) day period, the Escrow Agent may petition the state courts sitting in Miami-Dade County, Florida to name a successor.

7.7 As compensation for its services hereunder the Escrow Agent shall be entitled to a fee of $                    , plus reimbursement of out-of-pocket expenses incurred by Escrow Agent in the performance of its duties hereunder. The Escrow Agent’s fees and expenses hereunder shall be shared equally by Seller and Buyer.

7.8 The Escrow Agent shall provide to Buyer copies of all account statements and reports issued with respect to the assets held in escrow at the same time such statements and reports are sent to Seller.

8. Notices.

8.1 All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or upon the expiration of four (4) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

If to Buyer:	Sagicor USA, Inc.
1511 North West Shore Blvd. Suite 420
Tampa Fl 33607
Attention: Maxine MacLure
Facsimile: (813)287-7446

and an additional copy to (which shall not constitute notice):

Shutts & Bowen LLP
201 S Biscayne Blvd. #1500
Miami Fl 33131
Attention: Timothy J. Murphy
Facsimile: (305) 381-9982

If to Seller:	American Founders Financial Corporation

3760 River Run Drive
Birmingham, Alabama 35243
Attention: General Counsel
Facsimile: (205) 970-7022

and an additional copy to (which shall not constitute notice):

Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Attention: Gregory S. Curran
Facsimile: (205) 254-1999

If to the Escrow Agent:	___________________________

___________________________

___________________________

___________________________

Attn:	___________________________

Fax:	___________________________

8.2 Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Notices may be sent on behalf of a party by such party’s counsel.

9. Representatives. Any notices, waivers or consents issued by Buyer or Seller pursuant to this Agreement shall be effective, validly issued, and binding on Buyer or Seller (as the case may be) if executed by any one of the following persons, who are hereby appointed irrevocably as attorneys-in-fact for the parties for all purposes hereunder. A party may substitute an authorized representative under this section by providing the other parties written instructions to such effect from an original signatory together with the signature of the newly authorized signatory.

FOR BUYER

Name	Signature

Each of the foregoing persons is herein referred to as a “Buyer’s Representative”.

FOR SELLER

Name	Signature

Each of the foregoing persons is herein referred to as a “Seller’s Representative”.

10. Governing Law; Etc.

10.1 This Agreement shall be construed in accordance with the laws of the State of Florida, USA, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.

10.2 No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. References to “including” means including without limiting the generality of any description preceding such term. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter”, “hereof” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph.

10.3 All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their heirs, successors and assigns.

11. Amendment. This Agreement shall not be amended except by written instrument executed by all parties hereto.

12. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto. If any party transmits a signature by telecopier or otherwise, that party shall promptly send the original signatures to the transmittee by mail or overnight commercial carrier.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

14. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is a Business Day. As used herein, “Business Day” shall mean any day on which commercial banks are not authorized or required to close in Miami, Florida. Time shall be of the essence in complying with all time periods under this Agreement.

15. No Jury Trial. The parties hereby knowingly, voluntarily and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement and any document contemplated to be executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. This provision is a material inducement for the parties’ acceptance of this Agreement.

16. Prevailing Parties. In the event any legal proceeding is initiated among Buyer and Seller hereto with respect to matters which relate to the interpretation, enforcement or subject matter of this Agreement, the party substantially prevailing in any such proceeding shall be entitled to receive payment of all its documented legal expenses (including without limitation attorneys’ fees, expert witness and consulting fees, and court costs) from the non-prevailing party to any such legal proceeding. In no event, however, shall any such prevailing party be entitled to receive a double recovery for its legal expenses pursuant to this Section 16 and, if applicable, pursuant to Section 10 of, or otherwise under, the Purchase Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:

SAGICOR USA, INC.

By:
Name:
Title:

ESCROW AGENT:

[ ]

By:
Name:
Title:

SELLER:

AMERICAN FOUNDERS FINANCIAL CORPORATION

By:
Name:
Title: